Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

PREUSSAG NORTH AMERICA, INC.,

PNA GROUP, INC.,

TRAVEL HOLDING CORPORATION

and

TRAVEL MERGER CORPORATION

Dated as of February 14, 2006

i

SECTION 11.06.	Assignment	53
SECTION 11.07.	Amendment	53
SECTION 11.08.	Waiver	53
SECTION 11.09.	No Third Party Beneficiaries	54
SECTION 11.10.	Currency	54
SECTION 11.11.	Governing Law	54
SECTION 11.12.	Arbitration	54
SECTION 11.13.	Counterparts; Facsimile Signatures	54

EXHIBITS

1.01(a)	Closing Statement

1.01(b)	Seller’s Knowledge

2.03	Form of Certificate of Merger

2.07(e)	Required Resignations

2.09(a)	Accounting Principles

ANNEXES

Annex A	Secured Subordinated Promissory Note

Annex B	Debt and Lien Subordination Agreement

Annex C	Transition Services Agreement

AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of February 14, 2006, among PREUSSAG NORTH AMERICA, INC., a New York Corporation (the “Seller”), PNA GROUP, INC., a Delaware corporation (the “Company”), TRAVEL HOLDING CORPORATION, a Delaware corporation (the “Purchaser”) and TRAVEL MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”).

WHEREAS, the Seller directly owns all the issued and outstanding shares of common stock, par value $1.00 (the “Common Stock”), of the Company;

WHEREAS, the Company, the Subsidiaries and the Joint Ventures are engaged in the business of warehousing, distributing and processing steel and steel products, including coils, sheet, plate, structurals and tubing, at various locations in the United States and Mexico (the “Business”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser, Merger Sub, the Seller and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company with the Company being the surviving corporation (the “Merger”); and

WHEREAS, this Agreement and the Merger have been adopted and approved by the respective boards of directors of the Purchaser, Merger Sub, the Seller and the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Note, the Subordination Agreement and the Transition Services Agreement.

“Assets” means the assets and properties of the Company, the Subsidiaries and the Joint Ventures.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Closing Date” means the date on which the Merger occurs.

“Closing Statement” means an unaudited balance sheet of the Company and the Subsidiaries on a consolidated basis, including the Closing Statement Working Capital Amount, in each case as of the Economic Effective Date, attached hereto as Exhibit 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof including the rules and regulations issued by the IRS pursuant to the Code or any successor Law.

“Commitment Letter” means that certain commitment letter provided to the sponsor of the Purchaser by the Lender and delivered to the Seller by the Purchaser.

“Company IP Agreements” means all (i) licenses of Intellectual Property to the Company, a Subsidiary or a Joint Venture, and (ii) licenses of Intellectual Property by the Company, a Subsidiary or a Joint Venture to third parties.

“Company Intellectual Property” means all Intellectual Property owned or used by the Company, a Subsidiary or a Joint Venture that is material to the operation of the business of the Company, the Subsidiaries and the Joint Ventures as currently conducted.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or otherwise.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof delivered by the Seller to the Purchaser in connection with this Agreement.

“Economic Effective Date” means November 30, 2005.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge, lien or encumbrance on any Real Property or personal property of the Company, any Subsidiary or any Joint Venture, other than any licenses of Intellectual Property.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, or any other natural resource.

“Environmental Law” means any Law, consent, decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the Environment or Hazardous Materials.

“Environmental Liability” means any obligation, Liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages, loss, fine, penalty or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) of any kind or nature arising out of, relating to or resulting from the violation of or non-compliance with any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Merger Effective Time.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Excluded Taxes” means (i) Taxes imposed on or payable by the Company, any Subsidiary or any Joint Venture (if, and to the extent that, any Tax is imposed on or payable by such Joint Venture at the entity level) for any taxable period that ends on or before the date of the Merger; (ii) with respect to Straddle Periods, Taxes imposed on the Company, any Subsidiary or any Joint Venture (if, and to the extent that, any Tax is imposed on or payable by such Joint Venture at the entity level) which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the date of the Merger; and (iii) Taxes attributable to a taxable period ending on or before the date of the Merger for which the Company, any Subsidiary or any Joint Venture (if, and to the extent that, any Tax is imposed on or payable by such Joint Venture at the entity level) are held liable under Section 1.1502-6 of the Regulations (or any similar provision of Law) by reason of the Company, any Subsidiary or any Joint Venture being included in any consolidated, affiliated, combined or unitary group with the Seller (or any Affiliates of the Seller) at any time before the date of the Merger; provided, however, that Excluded Taxes with respect to any Joint Venture shall be limited to the percentage of the Taxes imposed on or payable by such Joint Venture equal to the percentage ownership interest in such Joint Venture held directly or indirectly by the Company or a Subsidiary as of the date hereof; and provided further that Excluded Taxes shall not include (A) Taxes resulting from any act, transaction or omission of the Purchaser, the Company, any Subsidiary or any Joint Venture occurring after the Merger Effective Time on the Closing Date that is not in the ordinary course of business; (B) Taxes, up to the aggregate amount of Liability for Taxes included in determining the Closing Statement Working Capital Amount as set forth on the final Closing Statement; and (C) Conveyance Taxes to the extent borne by the Purchaser under Section 7.06.

“Existing Stock” means the supplies of signs, letterheads, invoice stock, business cards, advertisements and promotional materials, inventory and other documents and materials bearing the Retained Names held by the Company, any Subsidiary or any Joint Venture as of the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantors” means Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners – A, L.P. and Platinum Equity Capital Partners – PF, L.P., each a limited partnership formed under the laws of the State of Delaware.

“Guaranty” means that certain guaranty dated as of the date hereof, made by the Guarantors in favor of the Seller and delivered simultaneously herewith.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls (including transformers or other equipment that contain polychlorinated biphenyls), urea formaldehyde foam insulation and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance defined, listed or identified in, directly or indirectly by, or regulated as toxic or hazardous or as a pollutant or contaminant under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

“Intellectual Property” means (a) inventions and all patents, patent applications and patent disclosures, together with all reissuances, continuations, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress and domain names, logos, assumed names and corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and applications, including copyrights in computer software, copyrightable works, registrations and renewals in connection therewith (d) confidential and proprietary information, including trade secrets and know-how, (e) web sites and web site domain names, and (f) registrations and applications for registration of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Joint Ventures” means Oregon Feralloy Partners, Feralloy Processing Company, Indiana Processing and Pickling Company, Feralloy Wheeling Specialty Processing Company, Acero Prime S. de R.L. de C.V. and any other Person in which the Company or any Subsidiary has a direct or indirect ownership interest or an interest in profits and losses.

“Law” means any federal, national, supranational, state, provincial, municipal, foreign, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or interpretation by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company, any Subsidiary or any Joint Venture as of the Merger Effective Time, in each case, as tenant, together with, to the extent leased by the Company, any Subsidiary or any Joint Venture, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, any Subsidiary or any Joint Venture attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Lender” means Bank of America, N.A., a national banking association, as collateral and administrative agent for itself and various financial institutions under the Credit Agreement.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Company, the Subsidiaries and the Joint Ventures that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company, the Subsidiaries and the Joint Ventures, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has occurred, or there has been, a breach of a representation, warranty, covenant or agreement that is qualified by the term, “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Company, the Subsidiaries and the Joint Ventures operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or (d) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser.

“Occupational Safety and Health Law” means any Law, consent decree, judgment or agreement, in effect as of the date hereof, as amended, and any judicial or administrative interpretation thereof, relating to the provision of safe and healthful working conditions and the reduction of occupational safety and health hazards, including the Occupational Safety and Health Act of 1970, Public Law 91-596, 84 STAT. 1590.

“Note” means the Secured Subordinated Promissory Note to be made by the Purchaser to the order of the Seller on the Closing Date, substantially in the form attached hereto as Annex A.

“Owned Real Property” means the real property in which the Company, any Subsidiary or any Joint Venture has fee title (or equivalent) interest as of the Merger Effective Time, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, any Subsidiary or any Joint Venture attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, any Subsidiary or any Joint Venture or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, local or municipal franchise of the Company and the Subsidiaries which do not materially interfere with the present use of the Assets.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity including any Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and including any successor, by merger or otherwise, of any of the foregoing.

“Purchaser’s Accountants” means Ernst & Young LLP, independent accountants of the Purchaser.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto owned or leased by the Company, any Subsidiary or any Joint Venture as of the Merger Effective Time.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Accountants” means PricewaterhouseCoopers LLP, independent accountants of the Seller.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), after reasonable inquiry by such Person.

“Straddle Period” means any taxable period beginning on or before the date of the Merger and ending after the date of the Merger.

“Subordination Agreement” means the Debt and Lien Subordination Agreement to be entered into on the Closing Date by the Purchaser, the Seller and the Lender, substantially in the form attached hereto as Annex B.

“Subsidiaries” means Infra-Metals Co., a Georgia corporation, Feralloy Corporation, a Delaware corporation, Delta GP, L.L.C., a Texas limited liability company, Delta LP, L.L.C., a Delaware limited liability company, Delta Steel, L.P., a Texas limited partnership, Smith Pipe and Steel Company, an Arizona corporation, Delnor Corporation, a Texas corporation, Feralloy Indiana Corporation, a Delaware corporation, Feralloy Midwest Corporation, a Nevada corporation, Feralloy Ohio corporation, a Delaware corporation, Feralloy Oregon Corporation, a Delaware corporation, and Feralloy Mexico S. de R.L. de C.V., a Mexican Corporation.

“Tax” or “Taxes” means any and all any federal, state, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income, earnings or profits, as specially defined) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, occupation, premium, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, stamp, gains, registration, value added, real property, personal property, windfall profits, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts with respect thereto) imposed, assessed or collected by any Governmental Authority or taxing authority, and including any obligation to indemnify or otherwise assume, succeed to, or be liable for, the Tax liability of any other Person.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Total Unfunded Accumulated Benefit Obligation” means the amount that the Liabilities related to all defined benefit pension plans and deferred compensation plans exceeds the fair value of plan assets as of November 30, 2005. For this purpose, the Liability for the defined benefit pension plans will be determined as the accumulated benefit obligation under GAAP using a discount rate equal to 5.5%, census data as of November 30, 2005, an assumed early retirement age as the only retirement age (which shall be equal to 62, being the average retirement age for the past five years) for active and vested terminated employees, calculated in accordance with the terms of such plans, and using all other actuarial assumptions pursuant to the January 1, 2005 actuarial valuation report prepared by Aon Consulting. The Liability for the deferred compensation plans will be determined in accordance with GAAP, using the same assumptions as for pensions, as applicable.

“Total Unfunded Projected Benefit Obligation” means the amount that the Liabilities related to all defined benefit pension plans and deferred compensation plans exceeds the fair value of plan assets as of November 30, 2005. For this purpose, the Liability for the defined benefit pension plans will be determined as the projected benefit obligation under GAAP using a discount rate equal to 5.5%, census data as of November 30, 2005, an assumed early retirement age as the only retirement age (which shall be equal to 62, being the average retirement age for the past five years) for active and vested terminated employees, calculated in accordance with the terms of such plans, and using all other actuarial assumptions pursuant to the January 1, 2005 actuarial valuation report prepared by Aon Consulting. The Liability for the deferred compensation plans will be determined in accordance with GAAP, using the same assumptions as for pensions, as applicable.

“Transition Services Agreement” means the Transition Services Agreement to be entered into on the Closing Date by the Company and the Seller, substantially in the form attached hereto as Annex C.

“Working Capital Amount” means $285,516,000.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Adjusted Cash Merger Consideration”	2.02
“Agreement”	Preamble
“Allowance for Doubtful Accounts”	Exhibit 2.09(a)
“August Unfunded Accumulated Benefit Obligation”	Exhibit 2.09(a)
“Business”	Recitals
“Carryover Tax Benefit”	7.02(d)
“Cash”	Exhibit 2.09(a)
“Cash Merger Consideration”	2.02
“Certificate of Merger”	2.03(a)
“Closing Statement Working Capital Amount”	Exhibit 2.09(a)
“Common Stock”	Recitals
“Company”	Preamble
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Credit Agreement”	2.03(b)(i)
“Debt”	Exhibit 2.09(a)
“DGCL”	Recitals
“ERISA”	3.14(a)
“Excess Unfunded Benefit Obligation Definition”	Exhibit 2.09(a)
“Final Closing Statement”	2.09(c)
“Final Closing Statement Working Capital Amount”	2.09(c)

Definition	Location
“Financial Statements”	3.06(a)
“Independent Accounting Firm”	2.09(b)(ii)
“Interim Financial Statement Date”	3.06(a)
“Interim Financial Statements”	3.06(a)
“Inventory”	Exhibit 2.09(a)
“Inventory Cost”	Exhibit 2.09(a)
“Inventory Market Value”	Exhibit 2.09(a)
“Leases”	3.13(b)
“Loss”	9.02
“Material Contracts”	3.16(a)
“Merger”	Recitals
“Merger Consideration”	2.02
“Merger Effective Time”	2.03(a)
“Merger Sub”	Preamble
“Multiemployer Plans”	3.14(a)
“Note Merger Consideration”	2.02
“Operating Bonuses”	6.02
“Payables”	Exhibit 2.09(a)
“Plans”	3.14(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Receivables”	Exhibit 2.09(a)
“Retained Names”	5.06(a)
“Rules”	11.12
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Shares”	2.06(a)
“Surviving Corporation”	2.01
“Tax Reimbursement Period”	2.09(d)
“Transaction Bonuses”	6.02
“Termination Date”	10.01(a)
“Transaction Bonus Scheme”	6.02
“Third Party Claim”	9.05(b)
“Volume Rebates”	Exhibit 2.09(a)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including any schedules, exhibits or attachments hereto, and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II.

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.02. Merger Consideration. The merger consideration shall be (a) $382,000,000 (the “Merger Consideration”), $12,000,000 of which is to be paid by delivery of the Note, as provided in Section 2.08 (the “Note Merger Consideration”), and $370,000,000 of which is to be paid in cash (the “Cash Merger Consideration”), with the Cash Merger Consideration to be adjusted as follows: minus (b) $41,763,000, being the difference equal to the Working Capital Amount minus the Closing Statement Working Capital Amount, plus (c) $6,983,000, being Cash, minus (d) $77,623,0000, being Debt (in the case of (c) and (d), as such items are set forth on the Closing Statement), minus (e) the aggregate amount of all dividends paid by the Company to the Seller from the Economic Effective Date to the Merger Effective Time, plus (f) interest at the rate of five percent (5%) per annum on (i) the net amount of items (a) through (d) above from and including December 1, 2005 through the date of the Merger minus (ii) item (e) above from and including the date on which any such dividend is paid by the Company to the Seller through the date of the Merger. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable (as adjusted, the “Adjusted Cash Merger Consideration”).

SECTION 2.03. Merger Effective Time. (a) On the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01(b) and Section 8.02(b) (i) a closing shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing, for the purpose of confirming the satisfaction or waiver, as the case may be, of such conditions; and (ii) the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger, substantially in the form attached hereto as Exhibit 2.03 (in either case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Merger Effective Time”).

(a) Prior to the Merger Effective Time, (i) the Purchaser and Merger Sub will enter into a Credit and Security Agreement with the Lender on terms no less favorable to the Purchaser and Merger Sub than the terms set forth in the Commitment Letter (the “Credit Agreement”) and (ii) after taking into account borrowings under the Credit Agreement, the Purchaser will receive such equity contributions from the Guarantors as shall enable the Purchaser to consummate the Merger in accordance with the terms of this Agreement.

SECTION 2.04. Certificate of Incorporation; By-laws. (a) At the Merger Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(a) At the Merger Effective Time, the By-laws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

SECTION 2.05. Directors and Officers. The combined directors of Merger Sub and the Company immediately prior to the Merger Effective Time (after giving effect to the required resignations set forth in Exhibit 2.07(e)) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. To the extent requested to do so by the Purchaser prior to the Merger Effective Time, the Seller shall take all necessary action to cause the Company, or to cause the Company to cause any Subsidiary or any Joint Venture (to the extent the Seller has such right with respect to such Joint Venture), to elect the persons designated by the Purchaser as directors (or to similar positions), in each case effective at the Merger Effective Time.

SECTION 2.06. Conversion of Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

(a) the shares of Common Stock issued and outstanding immediately prior to the Merger Effective Time (each a “Share” and collectively, the “Shares”) (other than any Shares to be canceled pursuant to Section 2.06(b)) shall be canceled and shall be converted automatically, in the aggregate, into the right to receive the Merger Consideration. As of the Merger Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate or certificates representing the Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration payable upon surrender of the certificate or certificates that formerly evidenced the Shares;

(b) each share held in the treasury of the Company immediately prior to the Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

SECTION 2.07. Deliveries by the Seller. At the Merger Effective Time, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Shares;

(b) executed counterparts of each Ancillary Agreement to which the Seller is a party;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(d) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a);

(e) duly executed resignations from the positions indicated by the Purchaser of the persons identified by Purchaser on Exhibit 2.07(e);

(f) a certificate of a duly authorized officer of the Seller certifying as to (i) the amount of any dividends (and the date of payment of any such dividends) paid by the Company to the Seller from the Economic Effective Date to the Merger Effective Time in accordance with Section 2.02(e); and (ii) the calculation, in reasonable detail, of the total amount of interest to be included in the Adjusted Cash Merger Consideration pursuant to Section 2.02(f); and

(g) such other items as may reasonably be requested by the Purchaser.

SECTION 2.08. Deliveries by the Purchaser. At the Merger Effective Time, the Purchaser shall deliver or cause to be delivered to the Seller:

(a) by wire transfer in immediately available funds to a bank account designated by the Seller in a written notice to the Purchaser at least two (2) Business Days before the date of the Merger an amount equal to the Adjusted Cash Merger Consideration;

(b) the Note, duly executed by the Purchaser;

(c) executed counterparts of each Ancillary Agreement (other than the Note) to which the Purchaser is a party;

(d) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a); and

(f) such other items as may reasonably be requested by the Seller.

SECTION 2.09. Post-Merger Effective Time Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment after the date of the Merger as specified in this Section 2.09:

(a) Closing Statement. The Seller has delivered to the Purchaser the Closing Statement, prepared in accordance with Exhibit 2.09(a).

(b) Disputes. (i) Subject to clause (ii) of this Section 2.09(b), the Closing Statement delivered by the Seller to the Purchaser shall be final, binding and conclusive on the parties hereto.

(ii) The Purchaser may dispute any amounts reflected on the Closing Statement, but only on the basis that the amounts reflected on the Closing Statement (A) were not arrived at in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements and, with respect to the Closing Statement Working Capital Amount, not in accordance with Exhibit 2.09(a), (B) were arrived at based on mathematical or clerical error or (C) were not determined in accordance with the terms of this Agreement; provided, however, that the Purchaser shall have notified the Seller in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the date of the Merger. The Seller may also dispute any amounts reflected on the Closing Statement, but only on the basis that the amounts reflected on the Closing Statement were arrived at based on mathematical or clerical error, or were the result of Operating Bonuses as provided in Section 6.02 or the calculation of Excess Unfunded Benefit Obligation being different than the amounts included in the Closing Statement; provided, however, that the Seller shall have notified the Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the date of the Merger. In the event of such a dispute, the Seller and the Purchaser shall attempt to reconcile their differences, and any resolution mutually agreed by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller and the Purchaser are unable to reach a resolution with such effect within thirty (30) Business Days after the later of (i) the receipt by the Seller of the Purchaser’s written notice of dispute and (ii) the receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either Deloitte & Touche LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within thirty (30) Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii) In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) Merger Consideration Adjustment. The Closing Statement shall be deemed final for the purposes of this Section 2.09 upon: (x) the failure of the Purchaser or the Seller to notify the Seller or the Purchaser, respectively, of a dispute within thirty (30) Business Days of the date of the Merger, (y) the resolution of all disputes, pursuant to Section 2.09(b)(ii), by the Seller and the Purchaser or (z) the resolution of all disputes, pursuant to Section 2.09(b)(ii), by the Independent Accounting Firm (such final Closing Statement, the “Final Closing Statement” and the Closing Statement Working Capital Amount shown on the Final Closing Statement, the “Final Closing Statement Working Capital Amount”). Within three (3) Business Days of the Closing Statement being deemed final, an adjustment to the Merger Consideration shall be made as follows:

(i) In the event that the Final Closing Statement Working Capital Amount is less than the Closing Statement Working Capital Amount, the Seller shall pay the amount of such shortfall to the Purchaser by wire transfer of immediately available funds.

(ii) In the event that the Final Closing Statement Working Capital Amount exceeds the Closing Statement Working Capital Amount, the Purchaser shall pay the amount of such excess to the Seller by wire transfer of immediately available funds; provided, however, that the Purchaser shall not be required to make any payment pursuant to this Section 2.09(c)(ii) in excess of $41,763,000.

(iii) In the event that the amount equal to Cash minus Debt as set forth on the Final Closing Statement is less than (i.e., a larger negative number than) a negative $70,640,000, the Seller shall pay the amount of such difference to the Purchaser by wire transfer of immediately available funds.

(iv) In the event that the amount equal to Cash minus Debt as set forth on the Final Closing Statement is greater than (i.e., a smaller negative number than) a negative $70,640,000, the Purchaser shall pay the amount of such difference to the Seller by wire transfer of immediately available funds.

(v) In the event that any amount is required to be paid pursuant to Section 2.09(c)(i), (ii), (iii) or (iv), then such amount shall bear interest (which interest shall also be deemed an adjustment to the Merger Consideration) at the rate of five percent (5%) per annum from the Economic Effective Date until such time as such amount is paid in full.

(vi) In the event of any error in the computation of the dividends paid by the Company to the Seller and included in the computation of the Adjusted Cash Merger Consideration pursuant to clause (e) of the first sentence to Section 2.02, the Purchaser shall pay to the Seller the amount, if any, by which such dividends were understated, and the Seller shall pay to the Purchaser the amount, if any, by which such dividends were overstated, in each case together with interest (which interest shall also be deemed an adjustment to the Merger Consideration) at the rate of five percent (5%) per annum from the date to which such error relates (i.e., the date on which such incorrectly determined dividend was paid) until such time as such amount is paid in full.

(d) The Purchaser shall prepare an unaudited balance sheet(s) as of the date of the Merger and income statement(s) for the period beginning the day after the Economic Effective Date through and including the Closing Date (the “Tax Reimbursement Period”), in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements. The Purchaser shall deliver such balance sheet(s) and income statement(s) to the Seller no later than the 30th day of the month immediately following the month in which the Merger occurs. The Seller may dispute any amounts reflected on the unaudited balance sheet(s) and income statement(s), but only on the basis that the amounts reflected (A) were not arrived at in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements or Exhibit 2.09(a), (B) were arrived at based on mathematical or clerical error or (C) were not determined in accordance with the terms of this Agreement; provided, however, that the Seller shall have notified the Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the Purchaser’s delivery of the unaudited balance sheet(s) and income statement(s) to the Seller. In the event of such a dispute, the Seller and the Purchaser shall reconcile their differences in accordance with the principles set forth in Section 2.09(b)(ii). The Purchaser may also dispute any amounts reflected on the unaudited balance sheet(s) and income statement(s), but only on the basis that the amounts reflected were arrived at based on mathematical or clerical error; provided, however, that the Purchaser shall have notified the Seller in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the Purchaser’s delivery of the unaudited balance sheet(s) and income statement(s) to the Seller. The Purchaser shall, within ten (10) days following the later of the Purchaser’s delivery of such balance sheet(s) and income statement(s) and the resolution of any disputes, as provided above, pay to the Seller (as an adjustment to the Merger Consideration) an amount equal to (i) forty percent (40%) of the consolidated taxable income of the Company and its wholly-owned (directly or indirectly) Subsidiaries (estimated in good faith) earned in the Tax Reimbursement Period (it being understood and agreed that such consolidated taxable income shall be computed consistently with the past practice of the Seller, the Company and the wholly-owned (directly or indirectly) Subsidiaries, except that such consolidated taxable income shall only include the amount of Volume Rebates accounted for in accordance with GAAP and that are or will be reported as part of the Tax Returns of the Seller, the Company, or the wholly-owned (directly or indirectly) Subsidiaries in respect of the Tax Reimbursement Period less the amount of Volume Rebates included as Receivables in the Final Closing Statement Working Capital Amount), minus (ii) the amount of any Taxes actually paid by the Company or any of its wholly-owned (directly or indirectly) Subsidiaries in the Tax Reimbursement Period except for Tax payments on account of or applied against Taxes of the Company and/or the Subsidiaries for Tax periods (or parts thereof) beginning after the Closing Date, plus (iii) the amount of any Tax refunds (including by offset or credit) actually received or used by the Company or any of its wholly-owned (directly or indirectly) Subsidiaries from over payments of Tax made by them in the Tax Reimbursement Period; provided, however, that in the event the amount calculated pursuant to this sentence is less than zero (0), an amount necessary to increase such negative balance to zero (0) shall be paid from the Seller to the Purchaser; provided further that the parties acknowledge and agree that any Tax payments described in clause (ii) and deducted in computing the amount payable hereunder by the Purchaser to the Seller are for account and benefit of the Seller and if one or more of these payments (or a portion thereof) are used by or applied against Taxes of the Company, the Subsidiaries or the Purchaser for Tax periods (or parts thereof) beginning after the Closing Date, the Purchaser or the Company shall pay the amount so used or applied promptly to the Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its stockholders. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser, Merger Sub and the Company) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights generally, and general equitable principles.

SECTION 3.02. Organization, Authority and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect. True and correct copies of the certificate of incorporation and bylaws of the Company have been made available by the Seller to the Purchaser. The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser, Merger Sub and the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights generally, and general equitable principles.

(b) Section 3.02(b) of the Disclosure Schedule lists (i) each Subsidiary and its jurisdiction of incorporation or organization and (ii) each Joint Venture, its jurisdiction of incorporation or organization, the Company’s direct or indirect ownership interests therein and the outstanding ownership interests therein not held directly or indirectly by the Company. Except as set forth on Section 3.02(b) of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each such Subsidiary is owned by the Company, directly or indirectly, free and clear of all Encumbrances. Each Subsidiary and each Joint Venture is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Subsidiary and each Joint Venture is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect. True and correct copies of the organizational documents of each Subsidiary and each Joint Venture have been made available by the Seller to the Purchaser. Other than the Subsidiaries and except as set forth on Section 3.02(b) of the Disclosure Schedule, neither the Company nor any Subsidiary or any Joint Venture is a member of any partnership nor is the Company, any Subsidiary or any Joint Venture a participant in any joint venture or similar arrangement.

SECTION 3.03. Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date hereof, 1,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The authorized, issued and outstanding shares of capital stock or similar ownership interests of each of the Subsidiaries of the Company are set forth on Section 3.03 of the Disclosure Schedule. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. The Shares constitute all the issued and outstanding capital stock of the Company and are owned beneficially by the Seller free and clear of all Encumbrances. The Company is, and, at the Merger, will be, the beneficial owner, directly or indirectly, of all of the issued and outstanding capital stock or other ownership interests of each of the Subsidiaries, in each case free and clear of all Encumbrances. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters which shareholders of the Company or any of the Subsidiaries or Joint Ventures may vote upon. None of the outstanding equity securities or other securities of the Company or any of the Subsidiaries or Joint Ventures was issued in violation of the Securities Act or any other Law. None of the Company or any of the Subsidiaries or Joint Ventures owns, or has any contract to acquire, any equity securities or other securities of any Person (other than the Company and the Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

SECTION 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, the Company, any Subsidiary or any Joint Venture, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company, any Subsidiary or any Joint Venture and in effect as of the Merger or (c) except as set forth in Section 3.04(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company, any Subsidiary or any Joint Venture is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise be material to the conduct of the Business.

SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and would not be material to the conduct of the Business or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.06. Financial Information.

(a) True and complete copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004 and 2003, the audited consolidated statements of income and cash flows of the Company and the Subsidiaries for the fiscal year ended December 31, 2004 and the unaudited consolidated statement of income of the Company and the Subsidiaries for the fiscal year ended December 31, 2003 (collectively, the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of November 30, 2005, (the “Interim Financial Statement Date”) and the related unaudited consolidated statement of income of the Company and the Subsidiaries for the period from January 1 through November 30, 2005 (the “Interim Financial Statements”) are attached as Section 3.06(a) of the Disclosure Schedule.

(b) The Financial Statements, the Interim Financial Statements and the Closing Statement (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries (except as may be indicated in the notes thereto or in Section 3.06(b) of the Disclosure Schedule) (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of notes. No financial statements of any Person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

SECTION 3.07. Absence of Undisclosed Material Liabilities. There are no Liabilities of the Company, any Subsidiary or any Joint Venture of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Closing Statement, the Financial Statements, the Interim Financial Statements or the notes thereto, (b) set forth in Section 3.07 of the Disclosure Schedule or (c) incurred since the Economic Effective Date in the ordinary course of business of the Company, the Subsidiaries and the Joint Ventures.

SECTION 3.08. Conduct in the Ordinary Course. Since the Economic Effective Date, except as set forth in Section 3.08 of the Disclosure Schedule, the Business has been conducted in the ordinary course, the Company has not taken any of the actions set forth in Section 5.01, and there has not occurred any Material Adverse Effect and no event has occurred or circumstance exists that is reasonably likely to result in a Material Adverse Effect.

SECTION 3.09. Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date hereof there is no Action by or against the Company, any Subsidiary or any Joint Venture pending before any Governmental Authority, or, to Seller’s Knowledge, threatened.

SECTION 3.10. Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule and as would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) otherwise be material to the conduct of the Business, the Company, the Subsidiaries and the Joint Ventures have each conducted and continue to conduct the Business in compliance with all Laws and Governmental Orders applicable to the Company, any Subsidiary or the Joint Ventures and neither the Company nor any Subsidiary or Joint Venture is in, or to the Seller’s Knowledge, have received any notice of a, violation of any such Law or Governmental Order.

SECTION 3.11. Environmental Matters.

(a) Except as disclosed in Section 3.11 of the Disclosure Schedule, (i) the Company, each Subsidiary and each Joint Venture have conducted the Business in compliance in all material respects with all applicable Environmental Laws and neither the Company nor any Subsidiary or Joint Venture has any material Liability under any Environmental Law, (ii) the Company, each Subsidiary and each Joint Venture have obtained all material Environmental Permits that are necessary to conduct the Business in the manner in which it is currently being conducted, all such Environmental Permits are in full force and effect and the Company, each Subsidiary and each Joint Venture have at all times complied in all material respects with all such Environmental Permits and (iii) neither the Seller nor the Company, any Subsidiary or any Joint Venture has received any written claims pursuant to any Environmental Law since January 1, 2003 and no such claims received at any time remain unresolved and, to the Seller’s Knowledge, no such claims are threatened, against the Company, any Subsidiary or any Joint Venture. The Seller has made available to the Purchaser copies of any environmental assessment or audit reports generated since January 1, 2003 and in the Seller’s, the Company’s, any Subsidiary’s or any Joint Venture’s possession, that relate to the Real Property.

(b) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related in any way to the Business, including the Assets, or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.12. Intellectual Property. Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all of the Company Intellectual Property. To the Knowledge of the Seller, except as set forth on Section 3.12 of the Disclosure Schedule, (i) no person is engaging in any activity that infringes any Company Intellectual Property, and (ii) no claim has been asserted to the Seller, the Company, any Subsidiary or any Joint Venture that the use by the Company, any Subsidiary or any Joint Venture of any Company Intellectual Property infringes the patents, trademarks, or copyrights or the intellectual property rights of any third party. With respect to each item of Company Intellectual Property, to the Knowledge of the Seller, the Company, a Subsidiary or a Joint Venture is the owner of the entire right, title and interest in and to, or leases or has the right to use, such Company Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not adversely affect in any material respect the use by the Company, any Subsidiary or any Joint Venture of any of the Company Intellectual Property set forth in Section 3.12 of the Disclosure Schedule. To the Knowledge of the Seller, the Company, each Subsidiary and each Joint Venture, as applicable, has taken commercially reasonable steps necessary to protect the material trade secrets and other confidential information relating to the Business.

SECTION 3.13. Real Property.

(a) Section 3.13(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. Except as would not be material to the conduct of the Business or except as described in Section 3.13(a) of the Disclosure Schedule, (i) the Seller has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances and (ii) the Seller has made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in the Seller’s possession.

(b) Section 3.13(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as would not be material to the conduct of the Business or except as described in Section 3.13(b) of the Disclosure Schedule, (i) the Seller has made available to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property (the “Leases”), (ii) there has not been any sublease or assignment entered into by the Company, any Subsidiary or any Joint Venture in respect of the leases relating to the Leased Real Property, (iii) none of the Company, any Subsidiary or any Joint Venture is in default in the performance of any material obligation under the Leases, and to the Knowledge of the Seller, none of the other parties to the Leases are in default in performance of their material obligations thereunder, (iv) the Leases are in full force and effect, and none of the Company, any Subsidiary or any Joint Venture has assigned its rights under the Leases, (v) the Company, the Subsidiaries and the Joint Ventures, as applicable, have a valid leasehold estate in all Leases free and clear of all Encumbrances other than Permitted Encumbrances, and (vi) no consents to or approval of the transactions contemplated by this Agreement are required from any Person or entity under the terms of the Leases, and to the extent a consent or approval is required on or before the Closing Date, the Seller shall, at its sole cost, obtain such consents, in form reasonably satisfactory to the Purchaser.

SECTION 3.14. Employee Benefit Matters.

(a) Section 3.14(a) of the Disclosure Schedule lists (and identifies each Plan that is governed by or subject to the Law of any jurisdiction other than United States federal Law or the Law of one of the United States) (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Seller, the Company, any Subsidiary or any Joint Venture is a party, with respect to which the Seller, the Company, any Subsidiary or any Joint Venture has any obligation or which are maintained, contributed to or sponsored by the Seller, the Company, any Subsidiary or any Joint Venture for the benefit of any current or former employee, officer or director of the Company, any Subsidiary or any Joint Venture (in each case, other than collective bargaining agreements), (ii) each employee benefit plan for which the Seller, the Company, any Subsidiary or any Joint Venture could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Seller, the Company, any Subsidiary or any Joint Venture could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Company, any Subsidiary or any Joint Venture, including any contract, arrangement or understanding relating to the sale of the Company, any Subsidiary or any Joint Venture (collectively, the “Plans”). Each Plan is in writing, and the Seller has made available to the Purchaser a true and complete copy of each Plan (other than a Plan that is a multiemployer Plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, if applicable, a copy of (1) each trust or other funding arrangement, (2) each summary plan description and a summary of material modifications, (3) the most recently filed IRS Form 5500, (4) the most recently received IRS determination letter for each such Plan and (5) the most recently prepared actuarial report and financial statement in connection with each such Plan.

(b) Each Plan (other than a Multiemployer Plan) has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Seller, the Company, each Subsidiary and each Joint Venture has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Seller has no Knowledge of any material default or violation by any party to, any Plan. No Action (other than for claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than a Multiemployer Plan) and, to the Knowledge of the Seller, no fact or event exists that could reasonably be expected to give rise to any such Action.

(c) Each Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter or opinion letter, as applicable, from the IRS covering all of the provisions applicable to the Plan for which determination letters or opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or opinion letter, as applicable, from the IRS that it is so exempt, and, to the Knowledge of the Seller, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) Section 3.14(d) of the Disclosure Schedule lists each Plan that is a Multiemployer Plan.

(e) To the Knowledge of the Seller, there has been no prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with respect to any Plan. Neither the Seller nor the Company, any Subsidiary or any Joint Venture has incurred any withdrawal liability under Part I of Subtitle E of Part IV of ERISA in connection with the withdrawal from any Multiemployer Plan and, to the Knowledge of the Seller, no fact or event exists which could give rise to any such withdrawal liability. No reportable event under Section 4043 of ERISA has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA (other than a Multiemployer Plan). Except as set forth on Section 3.14(e) of the Disclosure Schedule, no Plan (other than a Multiemployer Plan) had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company, any Subsidiary or any Joint Venture is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. Neither the Seller nor the Company, any Subsidiary or any Joint Venture has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Seller, no fact or event exists which could give rise to any such lien or requirement to post any such security.

(f) Except as set forth on Section 3.14(f) of the Disclosure Schedule, the consummation of the transactions described in this Agreement, in and of itself, or in conjunction with any other event which has occurred on or prior to the date hereof, will not (i) entitle any current or former employee of the Company, any Subsidiary or any Joint Venture to severance pay, unemployment compensation or any other similar payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (ii) require any consultation or negotiation with any union.

(g) The Company, each Subsidiary and each Joint Venture have at all times since January 1, 2003 (i) to the extent required to do so by applicable Law, properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable and (ii) if such classification is not required by applicable Law but has nonetheless been made, properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable, to the extent such classifications are recognized by applicable Law. There is no Action pending, or to the Knowledge of the Seller, threatened, against the Company, any Subsidiary or any Joint Venture by any individual or governmental entity challenging or questioning the classification by the Company, any Subsidiary or any Joint Venture of any individual as a independent contractor, including any claim for unpaid benefits, for or on behalf of, any such individuals.

(h) All material contributions (including all employer contributions and employee salary reduction contributions) and premiums required to be made to or with respect to each Plan (including, without limitation, all incentive and commission obligations) with respect to the service of employees or former employees of the Company, the Subsidiaries and the Joint Ventures have been made, and all contributions and premiums for any period ending on or before the date of the Merger that are not yet due will have been made or will have been fully accrued for in the books and records of the Company, the Subsidiaries and the Joint Ventures.

(i) Except as set forth on Section 3.14(i) of the Disclosure Schedule, the Company, the Subsidiaries and the Joint Ventures have no obligation to provide post-retirement, post-severance or post-disability medical or other benefits to employees or former employees of the Company, the Subsidiaries and the Joint Ventures or their survivors, dependents and beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA (COBRA) or other applicable Law.

SECTION 3.15. Taxes.

(a) Except as set forth in Section 3.15 of the Disclosure Schedule, (a) all Tax Returns required to have been filed by or with respect to the Company, any Subsidiary or any Joint Venture have been timely filed (taking into account any extension of time to file granted or obtained); (b) all such Tax Returns are true, complete and correct in all material respects; (c) all Taxes due and payable, whether or not shown on Tax Returns, have been paid or will be timely paid except where such Taxes are being contested in good faith and appropriate reserves are being maintained; (d) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company, any Subsidiary or any Joint Venture that has not been satisfied by payment, settled or withdrawn; (e) there are no Tax liens on any Assets of the Company, any Subsidiary or any Joint Venture (other than Permitted Encumbrances); and (f) neither the Seller, nor the Company, any Subsidiary or any Joint Venture has waived any statute of limitations with respect to Taxes or agreed to any extension of time within which to file any Tax Return for any taxable period, which such Tax Return has not since been filed, or has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority. There are no pending or, to the Knowledge of the Seller, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns with respect to the Company, any Subsidiary or any Joint Venture.

(b) The Seller has furnished to the Purchaser complete and accurate copies of all income Tax Returns and any other material Tax Returns filed with respect to the Company, any Subsidiary or any Joint Venture, in each case, relating to taxable years beginning on or after January 1, 2003, together with copies of any audit reports or other similar documents with respect to Taxes of the Company, any Subsidiary or any Joint Venture for the periods for which the applicable statute of limitations has not expired.

(c) All sales and license transactions between the Company or any of its Affiliates and Feralloy Mexico S. de R.L. de C.V., if any, have been conducted on an arm’s-length basis.

(d) Neither the Company nor any Subsidiary or any Joint Venture has granted any power of attorney with respect to any matter relating to Taxes that is currently in force.

(e) Neither the Company nor any Subsidiary or any Joint Venture (i) is a party to any Tax allocation, sharing or similar agreement, or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign or state income Tax Law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any Subsidiary or any Joint Venture has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Merger will not cause Infra-Metals Co. to lose the Tax benefits to which it is currently entitled under the Redevelopment Agreement entered into with the City of Marseilles, Illinois on January 31, 2002.

(h) The Seller has properly withheld all appropriate Taxes imposed under the Code on interest paid to any foreign lenders and otherwise secured, on a timely basis, all proper documentation from such foreign lenders necessary to claim any relevant reduced withholding obligations in respect of such Taxes under applicable tax treaties to which the United States is a party.

(i) Neither the Company nor any Subsidiary or any Joint Venture has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an “excess parachute payment” under Section 280G of the Code in connection with, or directly or indirectly as a result of, transactions contemplated by this Agreement.

(j) Neither the Company nor any Subsidiary or any Joint Venture has, since October 3, 2004, (A) granted to any employee an interest in a non-qualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been subject to the Tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code, or which interest will, on or prior to the Merger, cease to be subject to a substantial risk of forfeiture that could result in such interest being subject to the Tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code; or (B) modified the terms of any non-qualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code on or prior to the Merger.

SECTION 3.16. Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company, the Subsidiaries and the Joint Ventures (such contracts and agreements, together with the Leases, being “Material Contracts”):

(i) all material management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(ii) all contracts and agreements relating to indebtedness for borrowed money, warranty, guaranty, notes, purchase money debt or other similar undertaking;

(iii) all material contracts and agreements that limit or purport to limit the ability of the Company, any Subsidiary or any Joint Venture to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all contracts and agreements involving total annual payments or receipts in excess of $3,000,000, other than contracts and agreements for the purchase of steel in the ordinary course of business;

(v) all joint venture, partnership or similar contracts between the Company, any Subsidiary or any Joint Venture and a third party;

(vi) all Company IP Agreements; and

(vii) all contracts and agreements between or among the Company, any Subsidiary or any Joint Venture, on the one hand, and the Seller or any Affiliate of the Seller, other than the Company, a Subsidiary or a Joint Venture on the other hand, to the extent any such contract or agreement is material or will not terminate at or prior to the Merger Effective Time.

(b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Company, a Subsidiary or a Joint Venture, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, neither the Company nor any Subsidiary or any Joint Venture (x) is in breach of, or default under, in any material respects, any Material Contract to which it is a party, and, to the Knowledge of the

Seller, no other Person is in breach of, or default under, in any material respects, any Material Contract, or (y) as of the date of this Agreement is engaged in renegotiations of, or is attempting to renegotiate, or has outstanding rights to renegotiate any material amounts paid or payable to them under current or completed Material Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

SECTION 3.17. Labor. Except as set forth in Section 3.17 of the Disclosure Schedule, (i) neither the Company nor any Subsidiary or Joint Venture is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company, any Subsidiary or any Joint Venture, (ii) there are no material controversies, strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Seller, threatened between the Company, any Subsidiary or any Joint Venture and any of its employees and (iii) the Company, each Subsidiary and each Joint Venture are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and all Occupational Safety and Health Laws.

SECTION 3.18. Insurance. Section 3.18 of the Disclosure Schedule contains a list of all policies of title, property, fire, hazard, casualty, liability, life, workers’ compensation and other forms of insurance of any kind relating to the Business and cover the Assets, whether owned or leased, against loss or damage by fire or other casualty. All such policies (a) are in full force and effect and (b) are valid, outstanding and enforceable policies. There is no funding deficiency with respect to any self insurance program, including, without limitation, workers’ compensation.

SECTION 3.19. Brokers. Except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Merrill Lynch & Co.

SECTION 3.20. Title to Properties; Condition and Sufficiency of Assets. The Company or one of the Subsidiaries or Joint Ventures owns, leases or has the legal right to use all the Assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Financial Statements and the Interim Financial Statements, and all of the Assets purchased or otherwise acquired by the Company, the Subsidiaries and the Joint Ventures since the Economic Effective Date (except for Assets acquired and sold since the such date in the ordinary course of business and consistent with past practice). All material Assets reflected in the Financial Statements and the Interim Financial Statements are free and clear of all Encumbrances other than Permitted Encumbrances. The Assets are sufficient for the continued conduct of the Business after the Merger in substantially the same manner as conducted prior to the Merger.

SECTION 3.21. Absence of Changes. Except as set forth on Section 3.21 of the Disclosure Schedule, since the Economic Effective Date neither the Company nor any Subsidiary or Joint Venture has taken any of the actions set forth in Section 5.01 (except in the case of actions taken after the date hereof with the prior written consent of Purchaser in accordance the provisions of Section 5.01).

SECTION 3.22. Bank, Money Market and Brokerage Accounts. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the name and address of each banking institution with which the Company, each Subsidiary and each Joint Venture has an account, lock box or safe deposit box related to the Business, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto.

SECTION 3.23. Books and Records. Except as set forth on Section 3.23 of the Disclosure Schedule, the minute books of the Company, each Subsidiary and each Joint Venture reflect in all material respect all its transactions and any other records or information that are required by applicable Law to be created and maintained by or on behalf of the Company, such Subsidiary or such Joint Venture. The books of account and other financial records of the Company, the Subsidiaries and the Joint Ventures do not contain or reflect any material inaccuracies or discrepancies. All material books and records with respect to the previous two years have been made available to the Purchaser, and as of the Merger all of those books and records will be in the possession of the Company and the respective Subsidiaries or Joint Ventures.

SECTION 3.24. Limited Liability With Respect to the Joint Ventures. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any Subsidiary (other than Feralloy Indiana Corporation, Feralloy Midwest Corporation, Feralloy Ohio Corporation, Feralloy Oregon Corporation and Feralloy Mexico S. de R.L. de C.V.) (i) has any liability for, or is otherwise obligated to bear, by operation of law, by contract or otherwise, any liability or obligation of any Joint Venture, other than its total equity investment therein (ii) other than pursuant to that certain Guarantee of Feralloy Corporation, dated 2005, to Mitsui Steel Development Co., Inc. for the benefit of Feralloy Mexico S. de R.L. de C.V., has guaranteed any obligation of any Joint Venture, (iii) has agreed to indemnify any other participant in any Joint Venture from any Loss in connection therewith or (iv) has any obligation, contingent or otherwise, to make additional capital contributions to or to lend money to (other than the management of any Joint Venture in the ordinary course of business), any Joint Venture.

SECTION 3.25. Disclaimer of the Seller. (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, THE COMPANY, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SUBSIDIARIES, THE JOINT VENTURES, THE SHARES OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE MERGER IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER, THE COMPANY, THE SUBSIDIARIES AND THE JOINT VENTURES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE MERGER. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED BY THE SELLER AND WAIVED BY THE PURCHASER.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Seller as follows:

SECTION 4.01. Organization and Authority of the Purchaser and Merger Sub. Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Purchaser and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser or Merger Sub to carry out its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party, the performance by the Purchaser and Merger Sub of their obligations hereunder and thereunder and the consummation by the Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and Merger Sub. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser or Merger Sub is a party shall have been, duly executed and delivered by the Purchaser and Merger Sub, and (assuming due authorization, execution and delivery by the Seller and the Company) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser or Merger Sub is a party shall constitute, legal, valid and binding obligations of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with their respective terms except where enforcement thereof may be limited by bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights generally, and general equitable principles.

SECTION 4.02. No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser or Merger Sub of this Agreement and the Ancillary Agreements to which they are a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or Merger Sub, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, Merger Sub or their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or Merger Sub is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser or Merger Sub to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the premerger notification and waiting period requirements of the HSR Act or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser or Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of the Purchaser, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and will not, from the date hereof through the Merger Effective Time, engage in any business other than the transactions contemplated hereby, and has otherwise conducted its operations only as contemplated by this Agreement.

SECTION 4.05. Financing. The Purchaser has the ability to obtain sufficient equity funds such that, together with borrowings under the Credit Agreement referred to in Section 2.03(b)(i), the Purchaser will have sufficient funds to pay at the Merger Effective Time, in cash, the Adjusted Cash Merger Consideration and any other amounts payable at the Closing Date pursuant to this Agreement. Upon the consummation of such transactions, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, and (iii) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature.

SECTION 4.06. Litigation. As of the date hereof, no Action by or against the Purchaser or Merger Sub is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or Merger Sub.

ARTICLE V.

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Pending the Merger. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Merger, the Seller shall cause the Company, each Subsidiary and each Joint Venture to, (i) conduct its business in the ordinary course in all material respects and (ii) use its reasonable efforts to preserve intact in all material respects the business organization of the Business; provided, however, that notwithstanding anything to the contrary in this Agreement, the Purchaser and Merger Sub agree that the Company may declare, make and pay cash dividends or cash distributions to the Seller from the date hereof until the Merger Effective Time (but shall not declare any such dividend or distribution without paying such dividend or distribution prior to the Merger Effective Time) and the payment of any such dividends or distributions by the Company to the Seller shall reduce the Cash Merger Consideration by an amount equal to any such payment in accordance with Section 2.02(e); and provided further, that the aggregate amount of any such dividends or distributions made by the Company to the Seller between the date hereof and the Merger Effective Time shall not exceed $257,000,000; and provided further, that the Seller shall provide the Purchaser with prompt written notice of any such dividends or distributions, certifying both the amount and the date of such dividend or distribution. Except as described in Section 5.01 of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the Merger Effective Time, without the prior written consent of the Purchaser, the Company shall not, and shall not permit any Subsidiary (or, to the extent the Company or a Subsidiary has the power to do so, permit any Joint Venture) to:

(a) (i) issue or sell any capital stock, notes, bonds or other securities of the Company, any Subsidiary or any Joint Venture (or any option, warrant or other right to acquire the same) or (ii) redeem any of the capital stock of the Company, any Subsidiary or any Joint Venture;

(b) incur any indebtedness for borrowed money not outstanding on the date hereof other than borrowings under that certain Credit and Security Agreement, dated as of September 30, 2003, by and among the Company and the Subsidiaries, as Borrowers, and Bank of America, N.A. and various other banks as lenders;

(c) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of the Company, any Subsidiary or any Joint Venture;

(d) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company, any Subsidiary or any Joint Venture to any of its employees, other than (i) as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or (ii) ordinary increases consistent with past practice;

(e) change any method of accounting or accounting practice or policy used by the Company, any Subsidiary or any Joint Venture, other than such changes required by GAAP;

(f) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(g) settle, waive or compromise any material claims, rights or Actions of the Company, any Subsidiary or any Joint Venture;

(h) effect or become a party to any acquisition transaction (including by way of mergers, sale of all or substantially all of the assets, consolidation, business combination or otherwise, other than this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i) purchase or otherwise acquire any asset from any other Person, other than in the ordinary course of business;

(j) dispose of any asset except in the ordinary course of business;

(k) pledge or hypothecate any of their assets or otherwise permit any of such assets to become subject to any Encumbrance other than in the ordinary course of business;

(l) make any capital expenditure exceeding in the individual case $350,000 or in the aggregate, $750,000 in any calendar month;

(m) enter into any contract or agreement that would be a Material Contract;

(n) except for the cash dividends contemplated by Section 2.02 and this Section 5.01, enter into any inter-company agreement or transaction with or for the benefit of the Seller or any Affiliate of the Seller (other than with the Company or a Subsidiary) or otherwise enter into any agreement or effect any transaction for which full value is not (or will not be) received by the Company or a Subsidiary, but rather is (or will be) received by the Seller or an Affiliate of the Seller (other than with the Company or a Subsidiary); or

(o) agree to take any of the actions specified in Sections 5.01(a)-(n), except as contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.02. Access to Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company shall, and shall cause each Subsidiary (and to the extent it has the power to do so, each Joint Venture) and each of their respective officers, directors, employees, agents, representatives, accountants and counsel, to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties, books and records and key employees of the Company, each Subsidiary and any Joint Venture and (ii) furnish to those officers, employees, and authorized agents and representatives of the Purchaser who reasonably have a need to know such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business. The Purchaser acknowledges and agrees that all notices of requests by the Purchaser or its authorized representatives for (i) access to offices, properties or books or records of the Company, any Subsidiary or any Joint Venture or (ii) additional financial and operating data or other information regarding the Business shall be directed solely to the Chief Financial Officer of the Company, and the Purchaser shall not direct any such notice to any other officer, director, employee, agent, representative, accountant or counsel of the Company, any Subsidiary or any Joint Venture without the written consent of the Chief Financial Officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for a period of seven (7) years after the Merger or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Merger, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify Seller at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Merger in order to provide the Seller the opportunity to access such books and records in accordance with this Section 5.02(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser, the Company or any Subsidiary relating to the Business, for a period of seven (7) years after the Merger or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Merger which shall not otherwise have been delivered to the Purchaser, either directly or indirectly through the Company or any Subsidiary, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Purchaser at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Merger in order to provide the Purchaser the opportunity to access such books and records in accordance with this Section 5.02(c).

SECTION 5.03. Confidentiality.

(a) The terms of the letter agreement dated as of May 19, 2005 (the “Confidentiality Agreement”) between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Merger Effective Time, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the

Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If for any reason this Agreement is terminated prior to the Merger Effective Time or the Merger does not otherwise take place, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Proprietary Information (as defined in the Confidentiality Agreement) provided to the Purchaser pursuant to Section 5.02(a) or otherwise by the Seller, the Company, any Subsidiary or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may, at their own cost and expense, consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents.

(a) Each of the parties hereto shall use its commercially reasonable efforts to promptly obtain (or, in the case of the Seller, cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make its filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of each party’s undertaking pursuant to Section 5.04(a), each party agrees to use its commercially reasonable efforts, and to take any and all steps necessary, to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or other governmental antitrust authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event no later than the Termination Date.

(c) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(d) Except with the prior written consent of the Seller, which consent shall not be unreasonably delayed, the Purchaser and its Affiliates shall not, prior to the expiration or termination of the waiting period (and any extension thereof) under the HSR Act, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) to acquire any business in the industries in which the Company and its Subsidiaries operate if such action would reasonably be anticipated to delay or hinder the satisfaction of the condition set forth in Section 8.02(b).

SECTION 5.05. Notifications; Update of Disclosure Schedule. Until the Merger, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.06. Use of Names.

(a) The Purchaser hereby acknowledges that all right, title and interest in and to the names or designs “Preussag” and the “Preussag” logo, a copy of which is attached in Section 5.06(a) of the Disclosure Schedule, together with any and all of trademarks, service marks, domain names, trade names, trade dress, and corporate names incorporating the foregoing names, and together with any confusingly similar variations or acronyms thereof (collectively, the “Retained Names”), are owned exclusively by the Seller or any Affiliates of the Seller. The Purchaser acknowledges and agrees that it has no rights, and is not acquiring any rights, to use the Retained Names, except as expressly provided herein. To the extent that the Company or the Business has any rights or interest in the Retained Names, the Company hereby, as of the Merger Effective Time, assigns to the Seller any and all right, title and interest of the Company in and to the Retained Names, along with any and all goodwill associated therewith. Any and all right of the Company or the Business to use the Retained Names shall terminate as of the Merger Effective Time and shall immediately revert to the Seller.

(b) Except as expressly provided in this Agreement, no other right to use the Retained Names is granted by the Seller to the Purchaser or the Company, whether by implication or otherwise, and nothing hereunder permits the Purchaser or the Company to use the Retained Names on any documents, materials, products or services other than in connection with the Existing Stock for a period of six (6) months after the Closing Date. The Purchaser shall ensure that all use of the Retained Names by the Company hereunder shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company used the Retained Names prior to the Merger Effective Time. In no event shall the Purchaser or the Company use the Retained Names, as permitted in this Section 5.06, to damage or tarnish the goodwill represented by and the reputation associated with the Retained Names.

(c) Notwithstanding anything to the contrary in this Agreement, the Purchaser shall have the right to: (i) keep records and other historical or archived documents containing or referencing the Retained Names, and (ii) refer to the historical fact that the Company was previously conducted under the Retained Names, provided that with respect to any such reference, the Purchaser shall not use the Retained Names to promote any of the products or services of the Company and the Purchaser shall make explicit that the Company is no longer affiliated with the Seller or any of the Seller’s Affiliates.

SECTION 5.07. Financing.

(a) The Purchaser covenants and agrees that it will use its commercially reasonable efforts between the date hereof and the Merger Effective Time to obtain the financing from the Lender pursuant to the terms of the Commitment Letter (including (i) paying, when and as due, all fees and making any other payments required to be made pursuant to the terms of the Commitment Letter and (ii) in the event the Lender breaches its obligations under the Commitment Letter, enforcing the obligations of the Lender under the Commitment Letter in accordance with its terms) and, if the Purchaser is unable to obtain such financing pursuant to the terms of the Commitment Letter, the Purchaser covenants and agrees that it will use commercially reasonable efforts to obtain the financing necessary to consummate the transactions contemplated by this agreement from one or more other financing sources.

(b) The Company covenants and agrees that it will, upon the request of the Purchaser, use its commercially reasonable efforts to assist the Purchaser in obtaining the financing pursuant to the terms of the Commitment Letter or from alternative financing sources as contemplated by Section 5.07(a), including by providing financial and other information to the Purchaser upon request.

SECTION 5.08. Debt and Lien Subordination Agreement. The Seller covenants and agrees that it will, prior to the Merger Effective Time, enter into the Subordination Agreement attached hereto as Annex B, subject to any modifications that the Lender (or any alternative financing source, as contemplated by Section 5.07(a)) may reasonably request, it being understood that the execution of such a Subordination Agreement will be required in connection with the financing for the transactions contemplated by this Agreement.

SECTION 5.09. Assignment of Confidentiality Agreements. Effective as of the Merger Effective Time, the Seller shall, and shall cause its Affiliates to, assign to the Company any confidentiality agreements relating to confidential information of the Company or any Subsidiary. If any such agreements may not, by their terms, be so assigned to the Company, the Seller shall provide the Company with a copy thereof and shall cooperate with the Company, at the Company’s expense, in enforcing any such agreement after the Merger Effective Time.

SECTION 5.10. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.11. Certain Claims Against Directors and Officers. The Seller shall indemnify and hold the Purchaser, the Company, each Subsidiary and each Joint Venture harmless from and against any Loss arising from or relating to any Action (or other claim) by the Seller or any Affiliate of the Seller against any officer, director, employee or other agent of the Company, any Subsidiary or any Joint Venture based on (i) any such person’s actions prior to the Merger Effective Time, or (ii) any such person’s failure to take any action prior to the Merger Effective Time.

ARTICLE VI.

EMPLOYEE MATTERS

SECTION 6.01. Employee Benefits. From and after the Merger Effective Time, the Purchaser shall cause the Company and the Subsidiaries to honor, in accordance with their terms, all contracts, agreements, arrangements, policies, plans, commitments and obligations of the Company and the Subsidiaries as in effect immediately prior to the Merger Effective Time that are applicable to any current employees or directors of the Company or any Subsidiary other than any such contracts, agreements, arrangements, commitments or obligations with respect to the President of the Company; provided, however, that, except as provided in the immediately following sentence, nothing in this Agreement shall be interpreted to limit the right of the Purchaser, the Company or any Subsidiary to amend or replace any such contract, agreement, arrangement, policy, plan, commitment or obligation to the extent such amendment or replacement is in accordance with Law and otherwise permitted by the terms of any such contract, agreement, arrangement, policy, plan, commitment or obligation governing amendment thereof. For a period of one (1) year after the Merger, or such longer period as may be set forth in any written employment contract or agreement with any employee or officer of the Company or any Subsidiary (other than any such contract or agreement with respect to the President of the Company), the Purchaser shall provide, or shall cause the Company and the Subsidiaries to provide, to the employees of the Company or any Subsidiary employment terms and conditions, including salary and benefits, that are substantially comparable in the aggregate to the employment terms and conditions of such employees as in effect immediately prior to the Merger Effective Time. The employees of the Company or any Subsidiary shall receive credit for purposes of eligibility, participation and vesting under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Affiliates for service accrued or deemed accrued prior to the Merger Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit; and, provided further, that no such crediting of service shall be required with respect to any vesting requirements under any equity incentive plan or any equity based incentive plan that may be provided by the Purchaser or the Company at any time. In addition, the Purchaser shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Purchaser or its Affiliates and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Subsidiaries in the calendar year in which the Merger occurs. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be interpreted to obligate the Purchaser to continue the employment of any employee for any period of time after the Merger occurs.

SECTION 6.02. Bonus and Incentive Payments. At the Merger Effective Time, the Seller shall transfer to the Purchaser, or at the direction of the Purchaser, directly to the Company and/or the Subsidiaries, as applicable, an amount in cash equal to the transaction bonuses payable to any employee of the Company or any Subsidiary (the “Transaction Bonuses”), and all withholding and payroll Taxes payable thereon, and shall deliver to the Company, on the date of the Merger, a schedule setting forth the name of each recipient, the amount of each recipient’s Transaction Bonus and the terms of payment thereof (the “Transaction Bonus Scheme”), and the Purchaser hereby agrees that it, as an agent of the Seller, shall, or shall cause the Company or the Subsidiaries to, (i) pay the entirety of the Transaction Bonuses to the relevant employees within five (5) days of the date of the Merger in accordance with the terms of the Transaction Bonus Scheme and (ii) withhold and deposit all applicable Taxes on such Transaction Bonuses in accordance with Applicable Law. In addition, prior to the date of the Merger, the Company shall, and shall cause the relevant Subsidiaries to, (x) subject to Section 5.01, pay to the relevant employees of the Company and the Subsidiaries certain operating bonuses (the “Operating Bonuses”) (it being understood and agreed that in no event shall the Purchaser bear, directly or indirectly, more than 1/12 of the cost of such Operating Bonuses); (y) withhold and deposit all applicable Taxes on such Operating Bonuses in accordance with applicable Law; and (z) promptly thereafter (and in any event, not less than five (5) days prior to the date of the Merger), provide to the Purchaser a list of the individuals to whom it paid such Operating Bonuses, together with the amount of the Operating Bonus paid to each such individual. The foregoing notwithstanding, no Transaction Bonus and no Operating Bonus will be made which would be treated as an “excess parachute payment” under Section 280G of the Code in connection with, or directly or indirectly as a result of, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller confirms that, in no event shall the Company have any obligation to pay salary, bonus, or other amounts to Mr. V. Herman Sher with respect to any period after the Merger Effective Time, and all amounts to be paid to Mr. Sher from the Economic Effective Date to the Merger Effective Time or payable with respect to such period will be consistent with past practice.

ARTICLE VII.

TAX MATTERS

SECTION 7.01. Tax Indemnities.

(a) Subject to the terms and conditions of this Article VII, (i) the Seller shall indemnify and hold the Purchaser, the Company, each Subsidiary and each Joint Venture harmless against Excluded Taxes and (ii) the Purchaser shall indemnify and hold the Seller harmless against all Taxes imposed on the Company, any Subsidiary or any Joint Venture other than Excluded Taxes.

(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Merger shall be:

(i) in the case of Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, or other Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the date of the Merger;

(ii) in the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Merger; and

(iii) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of the Merger and the denominator of which is the number of calendar days in the entire Straddle Period.

All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company, the Subsidiaries and the Joint Ventures, as the case may be.

(c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within thirty (30) days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due; provided, however, that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a); and provided further, however, that the indemnifying party shall not be required to make any payment earlier than two (2) days before it is due to the appropriate taxing authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

(d) Nothing in this Section 7.01 shall limit the obligations of the parties to make the payment required under Section 2.09(d).

SECTION 7.02. Tax Refunds and Tax Benefits.

(a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) in respect of the Company, any Subsidiary or any Joint Venture (to the extent of the Company’s direct or indirect ownership percentage of such Joint Venture as of the date hereof) relating to any taxable period ending on or before the date of the Merger shall be the property of the Seller except to the extent such Tax refund, credit or similar benefit was included in determining the Closing Statement Working Capital Amount as set forth on the final

Closing Statement, and if received by the Purchaser, the Company, any Subsidiary or any Joint Venture, shall be paid over to the Seller (net of any Taxes imposed on such refund amount) within five (5) days following receipt of such refund, credit or benefit. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the Company or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim.

(b) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) of the Company, any Subsidiary or any Joint Venture (to the extent of the Company’s direct or indirect ownership percentage of such Joint Venture as of the date hereof) for any Straddle Period shall be equitably apportioned between the Seller and the Purchaser in accordance with the principles of Section 7.01(b). The Purchaser and the Seller shall jointly control the prosecution of any refund claim with respect to Straddle Period Taxes and shall split the expenses thereof on a basis that reflects the relative amount of refunds claimed by each party.

(c) Except as provided in this Agreement, any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) of the Company, any Subsidiary or any Joint Venture for any taxable period beginning after the date of Merger shall be the property of the Purchaser, the Company, the Subsidiary or the Joint Venture, and if received by the Seller, shall be paid over to the Purchaser within five (5) days following receipt of such refund, credit or benefit.

(d) If an adjustment or other assessment is made by a Tax authority in respect of taxable periods (or portions thereof) ending on or before the date of the Merger that increases the aggregate amount of Taxes indemnified against by the Seller pursuant to Section 7.01(a) or otherwise increases the taxable income for the Company, any Subsidiary or any Joint Venture in a taxable year (or portions thereof) ending on or before the date of Merger, and decreases the Tax Liability payable by the Purchaser, the Company, any Subsidiary or any Joint Venture or otherwise provides them with a Tax deduction or other benefit that reduces their taxable income for any taxable period beginning after the date of the Merger (a “Carryover Tax Benefit”), the aggregate amount of Taxes indemnified against by the Seller pursuant to Section 7.01(a) shall be decreased by the Carryover Tax Benefit. If the Carryover Tax Benefit to the Purchaser exceeds the decrease in the amount indemnified against by the Seller, the Purchaser shall pay such excess Carryover Tax Benefit to the Seller within ten (10) days of the date on which the Seller agrees to any adjustment or other assessment by a Tax authority that results in a Carryover Tax Benefit and provides the Purchaser with a copy of such adjustment or assessment. In computing the Carryover Tax Benefit, a decrease in Tax Liability and the amount of a Tax benefit that results from a reduction in taxable income will be calculated using a tax rate of 25% and assuming that the Purchaser will be able to realize the decrease in Tax Liability or utilize the Tax benefit when the Seller agrees in writing to an adjustment or other assessment by a Tax authority that results in a Carryover Tax Benefit.

SECTION 7.03. Contests.

(a) After the Merger Effective Time, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates, the Company, any Subsidiary or any Joint Venture which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, the Company, any Subsidiary or any Joint Venture) describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Liability. Any failure by the Purchaser to give the Seller prompt notice of an asserted Tax Liability as required by this Section 7.03, shall not limit the obligation of the Seller to indemnify the Purchaser, the Company, any Subsidiary or any Joint Venture for such Tax Liability unless and only to the extent that such failure resulted in an economic detriment to the Seller.

(b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the date of the Merger, the Seller shall have the sole right, at its expense, to direct and control the conduct of, or pursue or settle, such Contest.

(c) With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax Liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct a Contest, the Seller shall within thirty (30) days of receipt of the notice of asserted Tax Liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Company, the Subsidiaries and the Joint Ventures to fully cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects not to direct the Contest, the Seller shall promptly notify the Purchaser and the Purchaser, the Company, any Subsidiary or any Joint Venture shall assume control of such Contest (at the Purchaser’s expense). The Seller shall fully cooperate in each phase of such Contest. Neither the Purchaser, the Company, any Subsidiary or any Joint Venture, on the one hand, nor the Seller, on the other hand, shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld. In any such Contest, the costs and expenses of the party assuming control of such Contest shall be paid first from any recovery before any payments are made to either party. The Purchaser may participate, at its own expense, in any Contest in which the Seller assumes control, and the Seller may participate, at its own expense, in any Contest in which the Purchaser assumes control.

(d) The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

SECTION 7.04. Preparation of Tax Returns.

(a) The Seller shall prepare and file at its sole expense (or cause the Company, the Subsidiaries and the Joint Ventures to prepare and file) all Tax Returns relating to the Company each Subsidiary and the Joint Ventures for taxable periods ending on or before the date of the Merger, and the Seller shall pay (or cause to be paid) using its own funds to the appropriate taxing authority the amount of Taxes shown as due on such Returns.

(b) The Purchaser shall prepare and file (or cause the Company, the Subsidiaries and the Joint Ventures to prepare and file) all Tax Returns that relate to the Company, any Subsidiary or any Joint Venture for taxable periods ending after the date of the Merger (including Straddle Periods). Such Tax Returns shall be prepared on a basis consistent with those prepared for taxable periods prior to the Merger Effective Time unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to the Company, any Subsidiary or any Joint Venture after the date of the Merger and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01 at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative. The Purchaser agrees to reflect in good faith the reasonable comments of the Seller or its authorized representative on such Tax Return.

(c) The Seller shall be responsible for filing any Tax Returns of the Company, the Subsidiaries and the Joint Ventures for taxable periods ending on or prior to the date of the Merger which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign Tax authorities for such taxable years as finally determined. With respect to those jurisdictions in which separate Tax Returns are filed by the Company, the Subsidiaries and the Joint Ventures, any required amended Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by the Seller and furnished to the Company, the Subsidiaries and the Joint Ventures, as the case may be, for signature and filing at least ten (10) days prior to the due date for filing such Tax Returns.

SECTION 7.05. Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company, the Subsidiaries and the Joint Ventures to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates, including the Company, the Subsidiaries and the Joint Ventures) relating to Tax matters of the Company, any Subsidiary or any Joint Venture for any taxable period that includes the date of the Merger and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates, including the Company, the Subsidiaries and the Joint Ventures), the other party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06. Conveyance Taxes. The Purchaser and the Seller shall share and be equally responsible for the payment of any and all Conveyance Taxes that may be imposed upon, or payable, collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Merger filing requirements in connection with any Conveyance Taxes.

SECTION 7.07. Tax Covenants.

(a) Neither the Purchaser nor any Affiliate of the Purchaser (including the Company, the Subsidiaries and the Joint Ventures) shall take, or cause or permit the Company or any Subsidiary to take, any action or omit to take any action which could increase the Seller’s or any of its Affiliates’ liability for Taxes. Neither the Seller nor any Affiliate of the Seller shall take any action or omit to take any action which could increase the Purchaser’s, the Company’s, any Subsidiary’s or any Joint Venture’s liability for Taxes.

(b) Neither the Purchaser nor any Affiliate of the Purchaser (including the Company, the Subsidiaries and the Joint Ventures) shall amend, refile, otherwise modify or otherwise claim a carryback with respect to, or cause or permit the Company or any Subsidiary to amend, refile, otherwise modify or otherwise claim a carryback with respect to, any Tax election, Tax item or Tax Return with respect to any taxable period (or portion thereof), ending on or before the date of the Merger without the prior written consent of the Seller. Neither the Seller nor any Affiliate of the Seller shall amend, refile, otherwise modify or otherwise make any claim with respect to, or cause or permit any Affiliate to amend, refile, otherwise modify or otherwise make any claim with respect to, any Tax election, Tax item or Tax Return with respect to any Straddle Period (or portion thereof) without the prior written consent of the Purchaser.

(c) To the extent permitted by Law, the Seller and the Purchaser shall take all actions reasonably necessary to terminate the taxable year of the Company on the date of the Merger. To the extent any taxable year of the Company is terminated on the date of the Merger, the parties hereto shall cause the Company to file all Tax Returns for the period including the date of the Merger on the basis that the relevant taxable period ended as of the close of business on the date of the Merger, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(d) If for any taxable year beginning after the date of the Merger, the Purchaser or its Affiliates (including the Company, a Subsidiary or a Joint Venture) incurs a net operating loss that may be carried back to taxable periods ending on or before the date of the Merger, the Purchaser or its Affiliates shall make (or cause the Company, the Subsidiary or the Joint Venture to make) an election to relinquish the entire carryback period with respect to any such net operating loss.

(e) The parties acknowledge and agree that the Seller shall report the Transaction Bonuses and the Operating Bonuses described in Section 6.02 as deductible selling or business expenses on the Seller’s U.S. federal income Tax Return. In the event that the IRS disallows the Seller a deduction for the Transaction Bonuses and the Operating Bonuses (in whole or in part), the Purchaser shall, or shall cause the Company, a Subsidiary or a Joint Venture to, claim a deduction for the Transaction Bonuses and the Operating Bonuses to the extent so disallowed on its U.S. federal income Tax Return (or amended Tax Return) for the applicable taxable period ending after the date of the Merger and pay to the Seller the amount of any Tax benefit attributable to such deduction; provided, that (i) the Seller has provided the Purchaser with written notice of the disallowance by the IRS of the deduction for the Transaction Bonuses and the Operating Bonuses and the information (in writing) reasonably necessary to permit the Purchaser, the Company or a Subsidiary to report the deduction for such Transaction Bonuses and the Operating Bonuses, and (ii) the Purchaser, the Company, a Subsidiary or a Joint Venture is entitled under the Code to claim the deduction for such Transaction Bonuses and the Operating Bonuses, including without limitation, because the period set forth in the Code and the Regulations for filing an amended Tax Return for a period ending after the date of Merger has not expired. For this purpose, a Tax benefit from a deduction or other item is realized by a party when the amount of Taxes required to be paid by such party is reduced below the amount of Taxes that would otherwise have been required to be paid by such party without such deduction or item.

SECTION 7.08. Miscellaneous.

(a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Merger Consideration or as capital contributions, as applicable.

(b) This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement. For the avoidance of doubt, the parties agree that the Seller shall only be responsible for taxable periods (or portions thereof) ending prior to the Merger with respect to claims for a breach or misrepresentation of a representation contained in Section 3.15 of this Agreement.

(c) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates, the Company, any Subsidiary or any Joint Ventures include successors.

(d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive until ninety (90) days following the expiration of the applicable statutes of limitations (including extensions) for the Taxes in question.

(e) Neither the Seller, the Purchaser nor any of their respective Affiliates (including the Company, any Subsidiary or any Joint Venture) shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(f) The Purchaser shall indemnify and hold the Seller harmless from any Taxes resulting from or otherwise attributable to a breach by the Purchaser of any of its covenants in this Article VII.

(g) The Seller shall indemnify and hold the Purchaser harmless from any Taxes resulting from or otherwise attributable to a breach by the Seller of any of its covenants in this Article VII.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Merger Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects (without giving effect to “materiality” or “Material Adverse Effect” qualifiers), on and as of the Merger Effective Time (irrespective of any notice delivered to the Seller after the date hereof), with the same force and effect as though such representations and warranties had been made on and as of the Merger Effective Time other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except to the extent such failure to be true and correct does not, individually or in the aggregate, adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger contemplated by this Agreement shall have expired or shall have been terminated and the consents, approvals, authorizations or other orders of, actions by, filings with or notifications to the Governmental Authorities set forth on Section 3.05 of the Disclosure Schedule shall have been obtained, taken or made, as applicable;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the Merger or other such transactions;

(d) Covenants. The Purchaser shall have duly performed and complied with, in all material respects, the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or at the Merger Effective Time; and

(e) Delivery. The Seller shall have received all of the documents required to be delivered, and the amounts payable, by the Purchaser pursuant to Section 2.08.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Merger Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (without giving effect to “materiality” or “Material Adverse Effect” qualifiers), on and as of the Merger Effective Time (irrespective of any notice delivered to the Purchaser after the date hereof), with the same force and effect as though such representations and warranties had been made on and as of the Merger Effective Time other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except to the extent such failure to be true and correct does not, individually or in the aggregate, result in a Material Adverse Effect;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger contemplated by this Agreement shall have expired or shall have been terminated and the consents, approvals, authorizations or other orders of, actions by, filings with or notifications to the Governmental Authorities set forth on Section 3.05 of the Disclosure Schedule shall have been obtained, taken or made, as applicable;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the Merger or other such transactions;

(d) Covenants. The Seller shall have duly performed and complied with, in all material respects, the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or at the Merger Effective Time;

(e) Delivery. The Purchaser shall have received all of the documents required to be delivered by the Seller to the Purchaser pursuant to Section 2.07;

(f) Financing. The Purchaser shall have obtained amendments and restatements to the Credit Agreement on terms no less favorable than those set forth in the Commitment Letter, as contemplated by Section 2.03(b)(i);

(g) No Material Adverse Effect. There shall have been no Material Adverse Effect on the Business, the Company and the Subsidiaries since the date of this Agreement; and

(h) Tax Certificate. The Seller shall have delivered to the Purchaser a certificate of the Seller and the Company, dated the Closing Date, setting forth its name, address and federal tax identification number and stating under penalties of perjury that it is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the regulations prescribed pursuant to the Code.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Merger for a period of eighteen (18) months after the Merger Effective Time except for representations and warranties set forth under (a) Sections 3.01, 3.02, 3.03, 3.21 and 4.01, which shall survive indefinitely, (b) Section 3.11, which shall survive for a period of five (5) years from the Closing Date, and (c) Section 3.15, which shall survive until ninety (90) days following the expiration of the applicable statute of limitations for such matters; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.

SECTION 9.02. Indemnification by the Seller. The Purchaser and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) shall be indemnified, defended and held harmless by the Seller from and against all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses), interest, awards, judgments, fines, penalties and liabilities of every kind and nature (hereinafter, a “Loss”) actually suffered or incurred by any Purchaser Indemnified Party arising out of or resulting from: (i) the breach of any representation or warranty made by the Seller contained in this Agreement or (ii) the breach of any covenant or agreement by the Seller contained in this Agreement.

SECTION 9.03. Indemnification by the Purchaser. The Seller and its Affiliates, and its and their officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) shall be indemnified, defended and held harmless by the Purchaser from and against any and all Losses actually suffered or incurred by any Seller Indemnified Party arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement; or (iii) any claim or cause of action by any Person arising before or after the Merger Effective

Time against any Seller Indemnified Party with respect to the operations of the Company or any Subsidiary, except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02.

SECTION 9.04. Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(i) or Section 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,865,000, after which the Indemnifying Party shall be liable only for those Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02 or Section 9.03 by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $35,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i) or Section 9.03(i) shall be an amount equal to $85,950,000; and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement, unless and to the extent that such party is required to pay any such punitive, incidental, consequential, special or indirect damages to a third party. Notwithstanding anything in this Section 9.04(b) to the contrary, the limitations set forth in Sections 9.04(b)(i) and (iii) hereof shall not apply to Losses which may be recovered from the Seller arising out of or resulting from the breach of Sections 3.03 (Capitalization; Ownership of Shares) or 3.15 (Taxes) hereof.

(c) For all purposes of this Article IX, “Losses” shall be net of (i) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate equal to the long-term applicable federal rate determined under Code Section 1274(d) for the month in which the indemnification event occurs and assuming the highest applicable combined statutory rate of Tax then in effect). In computing the Tax benefit so available, it shall be assumed that all losses, credits, deductions and other Tax attributes of the Indemnified Party and its Affiliates other than those arising from Losses indemnified against pursuant to Article IX of this Agreement shall be applied to reduce the Tax liability of the Indemnified Party and its Affiliates before any deduction or other Tax benefit from the Loss is so applied.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be liable for any claim for indemnification pursuant to Section 9.02(i) in respect of any matter pertaining to (A) Oregon Feralloy Partners in an aggregate amount greater than $5,196,000, (B) Feralloy Processing Company in an aggregate amount greater than $4,760,000, (C) Indiana Processing and Pickling Company in an aggregate amount greater than $2,715,000, (D) Feralloy Wheeling Specialty Processing Company in an aggregate amount greater than $477,000, and (E) Acero Prime S. de R.L. de C.V. in an aggregate amount greater than $9,161,000; provided, however, that in the event the Company or any Subsidiary makes a capital contribution to any Joint Venture between the Economic Effective Date and the Merger Effective Time, the relevant amount set forth in clauses (A) through (E) hereof shall be increased by the amount of any such capital contribution. To the extent that any of the representations and warranties set forth in Section 3.24 are not true and correct as to any Joint Venture, the limitations set forth in the first sentence of this Section 9.04(d) with respect to such Joint Venture shall be increased by the amount of Losses to which the Purchaser, the Company or any Subsidiary is exposed by reason of such breach; provided, however, that in no event shall the liability of the Seller hereunder in respect of any matter or matters pertaining to the Joint Ventures be, in the aggregate, greater than $85,950,000. In addition, in no event shall the Seller be liable for any claim for indemnification pursuant to Section 9.02(i) in respect of any matter pertaining to any Joint Venture in excess of the amount of the Loss incurred by the relevant Joint Venture multiplied by the Company’s direct or indirect ownership percentage of such Joint Venture as of the date hereof.

SECTION 9.05. Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the

Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

SECTION 9.06. Remedies. (a) The Purchaser and the Seller acknowledge and agree that (i) following the Merger, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or to revert any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

SECTION 9.07. Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Merger:

(a) by either the Seller or the Purchaser if the Merger shall not have occurred by May 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to occur on or prior to such date;

(b) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement shall have become final and nonappealable;

(c) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Seller to the Purchaser specifying such breach;

(d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Seller specifying such breach; or

(e) by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Merger shall have occurred; provided, however, that if the Merger shall have occurred, such costs and expenses of the Company incurred prior to the Merger Effective Time shall be borne by the Seller. Notwithstanding the foregoing, (i) the Purchaser will be solely responsible for any and all filing fees due under the HSR Act, (ii) each party shall pay such filing fees as it may be required by applicable Law to pay with respect to any applicable non-U.S. antitrust Laws or regulations in connection with the filings described in Sections 3.05 and 5.04 hereof and (iii) each party shall pay its own internal costs as well as costs and expenses of its counsel and advisors in connection with all such filings.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Seller:

Preussag North America, Inc.

c/o TUI AG

Karl-Wiechert-Allee 4

30625 Hannover

Germany

Telecopy: +49 (0) 511 566-1748

Attention: Wilhelm Gabel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Telecopy: (212) 848-7179

Attention: Peter D. Lyons, Esq.

(b)	if to the Purchaser or Merger Sub:

Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Telecopy: (310) 712-1863

Attention: Eva M. Kalawski, Esq.

with a copy to:

Bingham McCutchen LLP

Plaza Tower

600 Anton Boulevard, 18th Floor

Costa Mesa, CA 92626-1924

Telecopy: (714) 830-0726

Attention: James W. Loss, Esq.

All notices hereunder shall be deemed to have been duly given: when received if personally delivered; when transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested

SECTION 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, prior to the Merger, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties unless otherwise required by Law or applicable stock exchange regulation, and the parties to this

Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding anything stated in above, after the initial announcement each party may issue further press releases, tombstones and similar announcements without the consent of the other parties provided such announcement is consistent with the information contained in the initial announcement.

SECTION 11.04. Severability. If any term or other provision of this Agreement is finally declared to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the final and entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be. Notwithstanding the foregoing, the Purchaser may, without the consent of the Seller and before the Merger, assign all or a part of its rights and obligations under this Agreement to any other person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an affiliate of Platinum Equity, LLC is the general partner and, whether before or after the Merger (i) make a collateral assignment of any rights or benefits hereunder to any lender; or (ii) assign all of its rights, interests or obligations hereunder in their entirety in connection with any sale of the Purchaser or all or substantially all of the assets of the Purchaser; provided, however, that such assignment shall not relieve the Purchaser of its obligations hereunder or under any of the Ancillary Agreements.

SECTION 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08. Waiver. Either the Purchaser or the Seller may (a) extend the time for the performance of any of the obligations or other acts of the Seller or the Purchaser, respectively, (b) waive any inaccuracies in the representations and warranties of the Seller or the Purchaser, respectively, contained herein or in any document delivered by the Seller or the Purchaser, respectively, pursuant hereto or (c) waive compliance with any of the agreements of the Seller or the Purchaser, respectively, or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their Affiliates and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that the Indemnified Parties are intended third party beneficiaries of the provisions of Article IX.

SECTION 11.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York; provided, however, that the Merger shall be governed by the provisions of the DGCL and related laws of the State of Delaware.

SECTION 11.12. Arbitration. Any and all disputes, controversies or claims arising out of or relating in any way to this Agreement, the Ancillary Agreements, the breach, termination, invalidity or interpretation hereof or thereof or the transactions contemplated hereby shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The number of arbitrators shall be one who shall be appointed in accordance with the Rules. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

SECTION 11.13. Counterparts; Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement and any other document or agreement executed in connection herewith may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) Business Days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PREUSSAG NORTH AMERICA, INC.

By:	/s/ Christopher J. Moreton
Name: Christopher J. Moreton Title: Chief Financial Officer and Treasurer

PNA GROUP, INC.

By:	/s/ Christopher J. Moreton
Name: Christopher J. Moreton Title: Chief Financial Officer and Treasurer

TRAVEL HOLDING CORPORATION

By:	/s/ Jacob Kotzubei
Name: Jacob Kotzubei Title: Vice President

TRAVEL MERGER CORPORATION

By:	/s/ Jacob Kotzubei
Name: Jacob Kotzubei Title: Vice President

EXHIBIT 1.01(a)

CLOSING STATEMENT

[See attachment.]

EXHIBIT 1.01(a)

Closing Statement

November 30, 2005
INVENTORIES	$192,703
TRADE RECEIVABLES	167,154
PROVISION FOR BAD DEBTS	(6,133)
TRADE PAYABLES	(94,483)
OTHER CURRENT PAYABLES LESS RECEIVABLES	(22,351)
CURRENT TAX	(5,519)

WORKING CAPITAL	$231,371

LONG TERM PAYABLES LESS RECEIVABLES	(4,510)
CASH	6,983
FIXED ASSETS	95,596
INVESTMENTS	8,242

ASSETS EMPLOYED	$337,682

DEFERRED TAX	(2,223)
SECURED FINANCING COSTS	2,380

TOTAL NET ASSETS	$337,839

SHARE CAPITAL	$146,235
RESERVES	123,250

SHAREHOLDERS EQUITY	269,485
MINORITY INTERESTS	3,354
BANK BORROWINGS	65,000

TOTAL NET ASSETS	$337,839

CLOSING STATEMENT WORKING CAPITAL AMOUNT	$243,753
CASH	6,983
DEBT	77,623
Working Capital Amount (A)	$285,516
Closing Statement Working Capital Amount (B)	243,753

(A) - (B)	$41,763

EXHIBIT 1.01(b)

SELLER’S KNOWLEDGE

As used in this Agreement, “Seller’s Knowledge or “Knowledge of Seller” shall mean and include only the actual (but not constructive or imputed) knowledge as of the date of this Agreement of the following Persons, after such Persons have conducted a reasonably inquiry (and the Seller hereby represents and warrants that such inquiry has been made prior to the execution of this Agreement):

PNA Group, Inc.

V. Herman Sher

Christopher J. Moreton

Michael L. Smit

Feralloy Corporation and its Subsidiaries

Frank M. Walker

Jack D. Love

Kathy Laning

Roger Sippey

John Hirt

Carlos Rodriguez Borjas

Delta Steel, L.P. and its Subsidiaries

Robert A. Embry

V. Thomas Rudd

Tom Graham

Infra-Metals Co.

Mark Haight

John Lusdyk

Douglas R. Smith

Gisela Brinkmann

Don Prebola

Don Everett

EXHIBIT 2.03

FORM OF CERTIFICATE OF MERGER

[See attachment.]

CERTIFICATE OF MERGER

MERGING

TRAVEL MERGER CORPORATION

WITH AND INTO

PNA GROUP, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the name and state of incorporation of each of the constituent corporations to the merger (the “Constituent Corporations”) is as follows:

Name	State of Incorporation
Travel Merger Corporation	Delaware
PNA Group, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger dated as of February 14, 2006, among Preussag North America, Inc., PNA Group, Inc., Travel Holding Corporation and Travel Merger Corporation (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by Preussag North America, Inc., PNA Group, Inc., Travel Holding Corporation and Travel Merger Corporation in accordance with Section 251 (and with respect to Travel Holding Corporation and Travel Merger Corporation by written consent of their stockholders in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD: That PNA Group, Inc. shall be the surviving corporation of the merger herein certified (the “Surviving Corporation”).

FOURTH: That the Certificate of Incorporation of PNA Group, Inc., which is attached hereto as Annex A, shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: That an executed copy of the Merger Agreement is on file at an office of the Surviving Corporation at the following address:

400 Northridge Road

Suite 850

Atlanta, Georgia 30350

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: This Certificate of Merger, and the merger provided for herein, shall not become effective until, and shall become effective at,     :    [a.m.][p.m.] on                 , 2006 (the “Merger Effective Time”).

[Remainder of This Page Is Intentionally Left Blank]

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IN WITNESS WHEREOF, PNA Group, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer on this              th day of                     , 2006.

PNA GROUP, INC.

By:
Name: V. Herman Sher Title: President

ANNEX A

EXHIBIT 2.07(e)

REQUIRED RESIGNATIONS

1.	The following directors shall resign from the Board of Directors of the Company:

a.	Dr. Michael Frenzel

b.	Mr. Rainer Feuerhake

c.	Dr. Helmut Stodieck

d.	Mr. V. Herman Sher

2.	The following director shall resign from the Boards of Directors of Feralloy Corporation and Infra-Metals Co.:

a.	Mr. V. Herman Sher

3.	The following director shall resign from the Board of Directors of the Seller and Noell, Inc.:

a.	Mr. Christopher Moreton

4.	The following manager shall resign from Delta GP, L.L.C. and Delta LP, L.L.C.:

a	Mr. V. Herman Sher

5.	The following officer shall resign from the Company, Infra-Metals Co. and Delta LP, L.L.C.:

a.	Mr. V. Herman Sher

6.	The following officer shall resign from the Seller and Noell, Inc.:

a.	Mr. Michael Smit

7.	The following officer shall resign from the Seller:

a.	Mr. Christopher Moreton

EXHIBIT 2.09(a)

ACCOUNTING PRINCIPLES

Closing Statement Working Capital Amount shall be determined by the sum of Inventory plus Receivables less Payables as of the Economic Effective Date, prepared on a basis consistent with previous periods and in accordance with GAAP.

Cash means, as of the Economic Effective Date, all currencies (i) on hand at the Company or any Subsidiary, or (ii) held for the Company or any Subsidiary by any domestic or foreign bank with which the Company or any Subsidiary has an account (including demand deposit accounts, money market accounts, checking accounts and concentration accounts), in each case determined on a basis consistent with previous periods and in accordance with GAAP.

Inventory is to be stated at the lower of Inventory Cost or Inventory Market Value prepared on a basis consistent with previous periods and in accordance with GAAP.

Inventory Cost shall be determined (i) in the case of Feralloy Corporation, by the specific identification method and (ii) in the case of Delta Steel, Smith Pipe & Steel and Infra-Metals Co., the weighted average basis.

Inventory Market Value means the net sale prices of inventory on an aggregate basis for each of Feralloy Corporation, Delta Steel, Smith Pipe & Steel and Infra-Metals Co.

Receivables shall consist of the aggregate of the Company’s and each Subsidiary’s trade receivables (net of Allowance for Doubtful Accounts), prepaid expenses, Volume Rebates, Affiliate company balances (excluding amounts due from Acero Prime S. de R.L. de C.V.), mark-to-market gain on interest rate derivatives and other receivables due within twelve (12) months of the Economic Effective Date.

Allowance for Doubtful Accounts shall represent the sum needed to provide for Receivables not anticipated to be collected in full in 12 months from the Economic Effective Date, and, on a consolidated basis, shall be not greater than $7.5 million nor less than $6.5 million.

Payables shall consist of the aggregate of the Company’s and each Subsidiary’s trade payables, accrued expenses (including Operating Bonuses amounting to 11/12th of the actual amount paid as provided in Section 6.02 of the Agreement, but excluding the Transaction Bonuses), Affiliate company balances, checks drawn but not paid (not to exceed $17,000,000) and other liabilities due within twelve (12) months of the Economic Effective Date, excluding any dividends declared but not paid as of the Economic Effective Date. It is agreed that all fees and expenses associated with the preparation of the financial statements as of December 31, 2005 and the related audit will be accrued.

Debt means the sum of (i) the aggregate principal amount outstanding under or in connection with that certain Credit and Security Agreement, dated September 30, 2003, as amended February 24, 2004, April 30, 2004, May 24, 2004, and January 21, 2005, among Fleet Capital Corporation, Bank of America, N.A., Lasalle Bank, National Association, The CIT Group/Business Credit, Inc., Wells Fargo Foothill, LLC, PNC Bank, National Association, and

Congress Financial Corporation (Central), all as Lenders, and PNA Group, Inc., Smith Pipe & Steel Company, Infra-Metals Co., Feralloy Corporation, Delta Steel, L.P., Delta GP, L.L.C., Delta LP, L.L.C. and Delnor Corporation, all as Borrowers, as of the Economic Effective Date, plus (ii) the amount by which checks drawn but not paid as of the Economic Effective Date exceeds $17,000,000, plus (iii) the amount of the Excess Unfunded Benefit Obligation, if any, plus (iv) payables, as of the Economic Effective Date, due to the Seller, Amalgamet, Inc., and VOTG (USA), Inc.

Volume Rebates. Volume Rebates are normally fully accounted for in the month of December. A pro-rata accrual for volume rebates (less a portion relating to inventory on hand at the Economic Effective Date) shall be included with the Receivables above.

Excess Unfunded Benefit Obligation means the sum of (i) 60% of the Total Unfunded Accumulated Benefit Obligation in excess of the August Unfunded Accumulated Benefit Obligation plus (ii) the greater of (A) $1,000,000 and (B) 60% of the Total Unfunded Projected Benefit Obligation in excess of the amount equal to (x) the Total Unfunded Accumulated Benefit Obligation plus (y) $2,500,000. Neither the Working Capital Amount nor the Closing Statement Working Capital Amount shall include accrued pension costs or the cash surrender value of life insurance policies. Both the Working Capital Amount and the Closing Statement Working Capital Amount shall include an identical amount, in each case, for pre-paid benefit costs.

August Unfunded Accumulated Benefit Obligation means the amount that the Liabilities related to all defined benefit pension plans and deferred compensation plans exceeds the fair value of plan assets as of August 31, 2005. For this purpose, the Liability for the defined benefit pension plans will be determined as the accumulated benefit obligation under GAAP using a discount rate equal to 6.0%, census data as of August 31, 2005, an assumed early retirement age as the only retirement age (which shall be equal to 62, being the average retirement age for the past five years) for active and vested terminated employees, calculated in accordance with the terms of such plans, and using all other actuarial assumptions pursuant to the January 1, 2005 actuarial valuation report prepared by Aon Consulting. The Liability for the deferred compensation plans will be determined in accordance with GAAP, using the same assumptions as for pensions, as applicable.

ANNEX A

This Note is subject to the terms of that certain Debt Subordination Agreement dated on or about the date hereof between the Borrower, the Holder and Bank of America, N.A., a national banking association (the “Debt Subordination Agreement”) pursuant to which the obligations of the Borrower hereunder are subordinated to certain obligations of the Borrower to the lenders under that certain Credit Agreement among the Borrower, certain other parties and Bank of America, N.A., acting as collateral and administrative agent for itself and such lenders, as the same may be amended or otherwise modified from time to time (the “Senior Credit Agreement”). This Note is secured by a second priority lien on the outstanding shares of capital stock of PNA Group, Inc., a wholly owned subsidiary of the Borrower (the “Subsidiary”) and the proceeds thereof, which lien is also subject to the terms of the Debt Subordination Agreement.

SECURED SUBORDINATED PROMISSORY NOTE

$12,000,000	[ ], 2006

FOR VALUE RECEIVED, the undersigned, TRAVEL HOLDING CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to PREUSSAG NORTH AMERICA, INC., a New York corporation or such other person or persons identified in the record of Holders provided for in Section 2.01 (the “Holder”), the principal sum of twelve million dollars ($12,000,000), together with interest accrued on the unpaid principal amount of this Note, payable as provided herein.

ARTICLE I.

TERMS OF PAYMENT

SECTION 1.01. Payment of Principal. Subject to the provisions of Section 1.03 below, the Borrower shall pay to the Holder $1,000,000 of principal amount of this Note on each anniversary of the date of this Note, and the entire unpaid principal amount of this Note, including any accrued and unpaid interest, shall be payable on the date that is five years and six months from the date of this Note (the “Maturity Date”). The Borrower may prepay the unpaid principal amount of this Note in whole or in part at any time without premium or penalty upon three (3) business days’ prior written notice to the Holder. Partial prepayments shall be applied first to accrued but unpaid interest and thereafter to required principal payments in order of maturity.

SECTION 1.02. Interest. Interest shall accrue on the outstanding principal amount of this Note at a rate equal to 8% per annum. Interest shall be payable in arrears on the last day of each calendar quarter, and on the date on which the principal amount of this Note is paid in full. Any overdue amount of principal, interest, fees or other amounts payable under this Note shall bear interest, payable on demand, at a rate equal to 10% per annum, it being understood and agreed that any payment deferred pursuant to Section 1.03 shall not be deemed “overdue” by virtue of such deferral and shall not bear interest.

SECTION 1.03. Deferral of Payment Obligations. Notwithstanding any other provision of this Note, if, after giving effect to the payment of any installment of principal pursuant to Section 1.01 (other than the payment due on the Maturity Date) or any payment of interest pursuant to Section 1.02, the Borrower would have a Fixed Charge Coverage Ratio (as such term is defined, mutatis mutandis, in the Senior Credit Agreement) of less than 1.2x, then such payment shall be deferred and shall become due and payable on the last day of the first calendar quarter after the scheduled payment date on which, after giving effect to such payment and any other payments under this Note due on such date, the Borrower would have a Fixed Charge Coverage Ratio of 1.2x or greater.

SECTION 1.04. Payments and Computations. Subject to the provisions of Section 1.03, the Borrower shall make each scheduled payment hereunder not later than at 11:00 A.M. (New York City time) on the day when due in United States dollars to the Holder in same day funds. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a business day, such payment shall be made on the next succeeding business day.

SECTION 1.05. Limitation on Dividends and Loans to Affiliates. If, at any time, an Event of Default has occurred and is continuing or any payment of principal or interest has been deferred pursuant to Section 1.03 and such deferred payment has not yet been made, the Borrower shall not, without the prior written consent of the Holder, (i) make, declare or pay any dividends on any class or classes of the Borrower’s equity securities (other than stock dividends to effectuate a “stock split”), purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities now or hereafter outstanding, return any capital to its stockholders (or the equivalent persons thereof) as such, or make any distribution of assets, equity securities or obligations to its stockholders (or the equivalent persons thereof) as such or (ii) grant or make any loan to any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Borrower other than loans to any subsidiary of the Borrower.

SECTION 1.06. Reporting Requirements. So long as any principal amount of this Note shall remain unpaid, the Borrower shall, unless the Holder shall otherwise consent in writing, furnish to the Holder:

(a) Default Notice. Within five (5) business days after the occurrence of any Event of Default, as defined below, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth the details of such Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Litigation Notice. Within five (5) business days after obtaining actual knowledge of any material litigation, arbitration or proceeding which may exist at any time that is reasonably likely to have a material adverse affect on Borrower’s ability to meet its obligations under this Note, a statement of the chief financial officer of the Borrower setting forth the details of such occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Information Furnished to Lenders. As soon as possible and in any event within five (5) days after furnishing such information to the Borrower’s lenders (other than the Holder), all quarterly and year-end borrowing certificates and quarterly and year-end financial information furnished to the lender under the Senior Credit Agreement (or any replacement credit facility).

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SECTION 1.07. Events of Default. If any of the following events shall occur and be continuing (in each case, an “Event of Default”):

(a) The Borrower shall fail to pay any principal of, or interest on, this Note within three (3) business days of the date due (it being understood that any payment of principal or interest that is deferred pursuant to Section 1.03 shall not be due until the date on which such deferred payment is due as provided in Section 1.03);

(b) The Borrower shall breach its obligations under Section 1.05 and such breach shall not be remedied within ten (10) business days after the Borrower shall have received notice (either oral or written) from the Holder of such breach;

(c) The Borrower shall fail to timely provide the Holder with any report required by Section 1.06 and such failure shall not be remedied within ten (10) business days after the Borrower shall have received notice (either oral or written) from the Holder of such failure;

(d) The borrowers under the Senior Credit Agreement shall have defaulted in one or more obligations thereunder and the lenders under the Senior Credit Agreement shall have thereupon declared the obligations of the borrowers under the Senior Credit Agreement to be due and payable or required to be prepaid prior to the stated maturity thereof;

(e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under any applicable bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrowers under the Senior Credit Agreement; and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under any applicable bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(g) The Borrower shall sell, lease or transfer of all or substantially all of its assets to any person other than to any wholly owned subsidiary of the Borrower;

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(h) A majority of the outstanding shares of capital stock of the Borrower shall cease to be held by the Persons holding the outstanding shares of capital stock of the Borrower as of the date hereof or by Affiliates of such Persons, whether as a result of a stock sale, merger, consolidation or other transaction or series of related transactions, and the Borrower’s obligations under this Note are not paid in full within two business days of such occurrence;

(i) Any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall deny any further obligation or liability under this Note; or

(j) It is or will become unlawful for the Borrower to fulfill or comply with any obligation under this Note;

then, and in any such event, this Note, all unpaid principal, interest and other amounts hereunder shall automatically become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 1.08. Grant of Security. The Borrower hereby grants to the Holder a second priority security interest in the Borrower’s right, title and interest in and to the capital stock of the Subsidiary (represented by 1,000 shares of common stock, par value $1.00), together with all shares of PNA Group, Inc. capital stock hereafter acquired by the Borrower and all proceeds of any of the foregoing (the “Collateral”). The Holder acknowledges and agrees that the lenders under the Senior Credit Agreement shall have a first priority perfected security interest in the Collateral and shall be entitled to possession of the certificates evidencing the shares of capital stock of the Subsidiary. The Borrower represents and warrants that together with the execution and delivery of this Note, the Borrower has given notice of this second priority security interest in the Collateral to the lenders under the Senior Credit Agreement and the Borrower covenants and agrees that upon receipt of any additional shares of capital stock of the Subsidiary, the Borrower shall promptly give notice of its second priority security interest in such additional shares of capital stock to the lenders under the Senior Credit Agreement.

SECTION 1.09. Security for Obligations. The Collateral secures the payment of all obligations of the Borrower now or hereinafter existing under this Note, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 1.10. Rights Upon Event of Default. Subject to the terms and conditions of the Debt Subordination Agreement, if an Event of Default has occurred and is continuing, the Holder shall be entitled to exercise the rights of a secured creditor upon default under the Uniform Commercial Code in effect in the State of New York.

ARTICLE II.

MISCELLANEOUS

SECTION 2.01. Registration. This Note is issued in registered form pursuant to U.S. Treasury Regulations section 1.871-14(c)(1). The Borrower (or its agent) will maintain a record of the Holder or Holders of the Note, and of principal and interest thereon as required by that regulation. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 2.01, and neither the Note nor any interests therein may be sold, transferred or assigned to any person except upon satisfaction of the conditions specified in this Section 2.01.

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SECTION 2.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.02):

(a)	if to the Holder:

Preussag North America, Inc.

c/o TUI AG

Karl-Wiechert-Allee 4

30625 Hannover

Germany

Telecopy: +49 (0) 511 566-1748

Attention: Wilhelm Gäbel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Telecopy: (212) 848-7179

Attention: Peter D. Lyons, Esq.

or to such other Holder as shall be identified pursuant to Section 2.01;

(b)	if to the Borrower:

Travel Holding Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Telecopy: (310) 712-1863

Attention: Eva M. Kalawski, Esq.

with a copy to:

Bingham McCutchen LLP

600 Anton Boulevard, 18th Floor

Costa Mesa, CA 92626-1924

Telecopy: (714) 830-0726

Attention: James W. Loss, Esq.

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All notices hereunder shall be deemed to have been duly given: when received if personally delivered; when transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

SECTION 2.03. Assignment. Subject to the requirements of Section 2.01, this Note shall be binding upon, inure to the benefit of and be enforceable by any successor in interest to the Holder. The Borrower may assign its obligations under this Note to any purchaser of all or substantially all of its assets with the prior written consent of the Holder, which consent shall be granted or withheld in the sole discretion of the Holder.

SECTION 2.04. Amendment. This Note may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Holder and the Borrower or (b) by a waiver in accordance with Section 2.05.

SECTION 2.05. Waiver. Either the Borrower or the Holder may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 2.06. No Third Party Beneficiaries. This Note shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Note.

SECTION 2.07. Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 2.08. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York.

SECTION 2.09. Jurisdiction; Venue; Consent to Service of Process. The Borrower irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, the Borrower irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. The Borrower irrevocably consents to service of process in the manner

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provided for the giving of notices pursuant to Section 2.02 of this Note. Nothing in this Section 2.09 shall affect the right of any person to serve process in any other manner permitted under applicable law.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRAVEL HOLDING CORPORATION

By:
Name:
Title:

ACCEPTED:

PREUSSAG NORTH AMERICA, INC.

By:
Name:
Title:

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ANNEX B

DEBT AND LIEN SUBORDINATION AGREEMENT

THIS DEBT AND LIEN SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of [             ] [    ], 2006, among PREUSSAG NORTH AMERICA, INC., a New York corporation (“Subordinate Creditor”), TRAVEL HOLDING CORPORATION, a Delaware corporation (“Debtor”), and BANK OF AMERICA, N.A., a national banking association, as collateral and administrative agent (together with its successors in such capacity, “Administrative Agent”) for itself and various financial institutions (hereinafter called “Lenders”).

RECITALS:

WHEREAS, Debtor has issued to Subordinate Creditor that certain Secured Subordinated Promissory Note in the principal amount of $12,000,000, a true and correct copy of which is annexed hereto as Exhibit A (the “Secured Subordinated Note”);

WHEREAS, Debtor has pledged the shares of capital stock (the “Collateral”) of its subsidiary, PNA Group, Inc., a Delaware corporation (the “Subsidiary”), on a subordinated basis, to Subordinate Creditor, to secure Debtor’s obligations to Subordinate Creditor under the Secured Subordinated Note;

WHEREAS, the Subsidiary desires to obtain loans, extensions of credit or other financial accommodations from Lenders, and Debtor desires to guarantee, on a senior basis, such loans, extensions of credit or other financial accommodations to the Subsidiary and to pledge the shares of capital stock of the Subsidiary, on a senior basis, to secure such loans, extensions of credit or other financial accommodations to the Subsidiary;

WHEREAS, Lenders are unwilling to provide such financial accommodations to Debtor, unless Subordinate Creditor and Debtor enter into this Agreement with Administrative Agent for its benefit and the benefit of Lenders;

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other valuable consideration and the mutual covenants herein, and to induce Lenders to provide financial accommodations to or for the benefit of Debtor, the parties hereto, intending to be legally bound hereby, do agree as follows:

1. Definitions; Rules of Construction.

(a) Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in that certain Amended and Restated Credit and Security Agreement, among Debtor, the Subsidiary, Smith Pipe & Steel Company, an Arizona corporation, Infra-Metals Co. (formerly known as Preussag International Steel Corporation), a Georgia corporation, Feralloy Corporation, a Delaware corporation, Delta Steel, Incorporated, a Texas corporation, and Delnor Corporation, a Texas corporation, the Administrative Agent, the other agents noted therein and Lenders of even date herewith, as the same may be amended or supplemented from time to time (the “Credit Agreement”).

(b) In addition to such other terms as are elsewhere defined herein, as used in this Agreement, the following terms shall have the following meanings:

“Payment In Full” shall mean the indefeasible payment in full, in cash, of all of the Superior Debt, including, in the case of all contingent obligations (including all outstanding letters of credit issued or procured by Administrative Agent or Lenders), the depositing of cash with Administrative Agent in the amount and as security for the payment of such contingent obligations.

“Permitted Principal Payment Conditions” mean each of the following conditions, the satisfaction of each of which shall be a condition to the payment of any principal under the Secured Subordinated Note:

(i) No Default or Event of Default exists or would exist at the time of and after giving effect to any payment; and

(ii) Debtor is Solvent at the time of and after giving effect to any payment.

“Subordinated Debt” means all indebtedness, liabilities, and debit balances, at any time or times owed by Debtor to Subordinate Creditor under the Secured Subordinated Note, whether direct or indirect, absolute or contingent, secured or unsecured, primary or secondary, joint or several, liquidated or unliquidated, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses and attorneys’ fees for which Debtor is now or hereafter becomes liable to pay to Subordinate Creditor under the Secured Subordinated Note or by law, and any renewals, extensions or refinancings of any of the foregoing.

“Superior Debt” means all Obligations and all other loans, advances, liabilities, and debit balances at any time or times owed by Debtor (in any capacity, whether as borrower or as a guarantor of such loans, advances, liabilities, and debit balances to the Subsidiary) to Agents or Lenders, (i) under the Credit Agreement or any of the other Credit Documents, (ii) any and all loans made or credit extended by Agents or Lenders to Debtor during the pendency of any Insolvency Proceeding of Debtor and all interest, fees, charges, expenses and attorneys’ fees for which Debtor is now or hereafter becomes liable to pay to Agents or Lenders under the Credit Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses and attorneys’ fees that accrue during the pendency of any bankruptcy case of Debtor, whether or not Agents and Lenders are authorized by 11 U.S.C. §506 to collect such interest from Debtor.

(c) All references in this Agreement to any instruments or agreements, including the Secured Subordinated Note or any Credit Documents, shall mean and include all amendments or modifications thereto and all extensions or renewals thereof; all references to any statutes shall include all amendments thereto and rules or regulations promulgated pursuant thereto; all references to the word “including” shall mean “including, without limitation”; and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used herein shall be deemed to cover all genders.

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2. Subordination.

(a) Subject to the provisions of paragraph 5 hereof relating to payments on the Subordinated Debt that are permitted to be made to the extent and under the circumstances set forth in paragraph 5, Subordinate Creditor hereby postpones and subordinates all of the Subordinated Debt to the Payment In Full of all of the Superior Debt. Without limiting the generality of the foregoing, Agents and Lenders shall be entitled to receive Payment In Full of all amounts due or to become due on or in respect of the Superior Debt (and, in the case of Superior Debt in respect of letters of credit to the extent they have not been drawn upon, to be fully secured by cash collateral to the extent provided in the Credit Documents) before Subordinate Creditor is entitled to retain any payment or distribution of cash or other property on account of the Subordinated Debt.

(b) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Debtor or the proceeds thereof to creditors of Debtor or upon any indebtedness of Debtor, by reason of only the following events: (i) the liquidation, dissolution or other winding up of Debtor or Debtor’s business, or (ii) in the event of any sale of Debtor’s assets outside the ordinary course of business or (iii) the commencement by or against Debtor of any Insolvency Proceeding, then and in any such event any payment or distribution of any kind or character, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any of the Subordinated Debt (including any payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of Debtor being subordinate to the payment of the Subordinated Debt) shall be paid or delivered directly to Administrative Agent, for the benefit of itself and Lenders, for application to the Superior Debt (whether or not the same is then due or payable) until Payment In Full of all of the Superior Debt. The Secured Subordinated Note shall at all times bear a conspicuous legend stating that the Subordinated Debt evidenced thereby is subordinated in accordance with this Agreement. Debtor’s and Subordinate Creditor’s books shall be so marked to evidence the subordination of all of the Subordinated Debt. Administrative Agent is authorized to examine such books from time to time. The provisions of this paragraph 2 shall remain effective and binding upon Subordinate Creditor, to the full extent of the Superior Debt, even if any of the Superior Debt is avoided, equitably subordinated or nullified in any Insolvency Proceeding of an Obligor.

(c) The Subordinate Creditor, hereby agrees that any lien on the Collateral securing any of the Superior Debt, regardless of how acquired and whether any such liens are acquired before, after or during the pendency of any bankruptcy or other insolvency proceeding, shall have priority over and be senior in all respects and prior to any lien on the Collateral securing any of the Subordinated Debt, regardless of how acquired and whether any such liens are acquired before, after or during the pendency of any bankruptcy or other insolvency proceeding. Prior to the Payment in Full of the Superior Debt, (i) the Subordinate Creditor shall not exercise or seek to exercise any rights or remedies (including set-off) with respect to any Collateral, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), contest, protest or object to any foreclosure

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proceeding or action brought with respect to the Collateral by the Administrative Agent and Lenders or any other exercise by any such party of any rights and remedies relating to the Collateral under the Senior Credit Agreement, or object to the forbearance by the Lenders under the Senior Credit Agreement from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral and (ii) the Administrative Agent and the Lenders under the Senior Credit Agreement shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Subordinate Creditor and shall release any and all claims in respect of the Collateral (except for the right to receive the balance of proceeds after Payment in Full of the Superior Debt) so that the Collateral may be sold free and clear of the liens of the Subordinate Creditor. Without limiting the generality of the foregoing, prior to the Payment in Full of the Superior Debt, the Subordinate Creditor shall not commence, or join with any person in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any lien held by it in the Collateral. Unless and until the Payment in Full of the Superior Debt, the Subordinate Creditor hereby consents to the application of proceeds of the Collateral to the repayment of Superior Debt. In no event shall Subordinate Creditor have a lien on any assets of Debtor or any of its subsidiaries other than the Collateral.

3. Warranties and Representations of Debtor and Subordinate Creditor. Each of Debtor and Subordinate Creditor hereby represents and warrants that: (a) it has not relied nor will it rely on any representation or information of any nature made by or received from any Agent or any Lender relative to Debtor in deciding to execute this Agreement; (b) no part of the Subordinated Debt is evidenced by any instrument or writing except the Secured Subordinated Note; (c) Subordinate Creditor is the lawful owner of the Subordinated Debt; (d) Subordinate Creditor has not heretofore assigned or transferred any of the Subordinated Debt, any interest therein or any Collateral or security pertaining thereto other than the security interest in the Collateral (as defined in the Secured Subordinated Note) granted to the Subordinated Creditor pursuant to the Secured Subordinated Note; and (e) Subordinate Creditor has not heretofore given any subordination in respect of the Subordinated Debt.

4. Negative Covenants. For so long as this Agreement is in effect: (a) Debtor shall not, directly or indirectly, make any payment (other than a payment permitted by paragraph 5 hereof) on account of, repurchase, redeem or otherwise retire or grant a security interest in, mortgage, pledge, assign or transfer any properties to secure or satisfy all or any part of the Subordinated Debt; (b) Subordinate Creditor shall not demand, collect or accept from Debtor or any Permitted Affiliate any payment (other than a payment permitted by paragraph 5 hereof) or security on account of the Subordinated Debt or any part thereof, or accelerate the maturity of the Subordinated Debt or realize upon or enforce any security pledged by Debtor as collateral for any of the Subordinated Debt; (c) Subordinate Creditor shall not exchange, set off or, except to the extent expressly permitted by paragraph 5(d) hereof, release, convert to equity or otherwise discharge any part of the Subordinated Debt; (d) Subordinate Creditor shall not give any subordination in respect of the Subordinated Debt or sell, transfer, assign or grant a security interest or participation in any of the Subordinated Debt to any Person unless Subordinate Creditor gives Administrative Agent concurrent written notice thereof and Subordinate Creditor provides concurrent written notice to such transferee, assignee or participant, (with a copy to Administrative Agent) that the Subordinated Debt is subject to the terms of this Agreement;

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(e) Debtor shall not hereafter issue any instrument, security or other writing evidencing any part of the Subordinated Debt, and Subordinate Creditor will not receive any such writing, except upon the prior written approval of Administrative Agent or at the request of and in the manner requested by Administrative Agent; (f) Debtor and Subordinate Creditor shall not amend, alter or modify any provision of the Secured Subordinated Note or otherwise extend the maturity of any of the Subordinated Debt without the prior written consent of Administrative Agent; (g) Subordinate Creditor shall not commence or join with any other creditors of Debtor in commencing any Insolvency Proceeding against Debtor; and (h) neither Debtor nor Subordinate Creditor otherwise shall take or permit any action prejudicial to or inconsistent with Agents’ and Lenders’ priority position over Subordinate Creditor that is created by this Agreement.

5. Permitted Payments.

(a) Except as otherwise provided in paragraph 5(c), Debtor may pay to Subordinate Creditor, and Subordinate Creditor may accept and retain, any regularly scheduled installments of interest due and owing to Subordinate Creditor from Debtor under the Secured Subordinated Note in accordance with its present tenor.

(b) For so long as each of the Permitted Principal Payment Conditions are satisfied, Debtor may pay to Subordinate Creditor, and Subordinate Creditor may accept and retain, principal owing to Subordinate Creditor from Debtor under the Secured Subordinated Note, but without payment upon acceleration.

(c) Debtor shall not be permitted to make any payments under paragraphs 5(a) or 5(b) above if any Default or Event of Default exists or would exist at the time of or after giving effect to any such payment.

(d) Nothing in this Agreement shall be construed to restrict, prevent, prohibit, negate or otherwise limit the right of (i) Subordinate Creditor to renew, extend or postpone the time of payment with respect to the Subordinated Debt provided that such does not cause or result in (x) any of the Permitted Principal Payment Conditions not being satisfied or (y) Debtor’s violation of any of the terms and conditions of the Credit Agreement; (ii) Subordinate Creditor to increase the amount of Subordinated Debt from time to time under the Secured Subordinated Note, provided that the principal amount of Subordinated Debt does not exceed $12,000,000; (iii) Debtor to prepay all or any portion of the Subordinated Debt provided that the Permitted Principal Payment Conditions are satisfied at the time of and after giving effect to such prepayment, or (iv) for so long as no Event of Default exists or would result therefrom, Subordinate Creditor to waive, release, discharge or compromise the Subordinated Debt.

In no event shall Administrative Agent’s or any Lender’s continuing to honor any requests of Debtor for loans under the Credit Agreement after the occurrence or existence of any Default or Event of Default be deemed a waiver thereof, unless such Default or Event of Default is expressly waived in writing by Administrative Agent and Lenders.

6. Turnover of Transfers.

If any payment, distribution or security, or the proceeds thereof, are received by Subordinate Creditor on account of or with respect to any of the Subordinated Debt other than as

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expressly permitted in paragraph 5 hereof, Subordinate Creditor shall forthwith deliver same to Administrative Agent, for the benefit of itself and Lenders, in the form received (except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Administrative Agent) for application to the Superior Debt. Administrative Agent is irrevocably authorized to supply any required endorsement or assignment which may have been omitted. Until so delivered, any such payment, distribution or security shall be held by Subordinate Creditor in trust for Administrative Agent and Lenders and shall not be commingled with other funds or property of Subordinate Creditor.

If, in connection with an Insolvency Proceeding of any Obligor, the assets of any Person are to be distributed, divided or applied by way of dividend or payment, or any securities issued, on account of the Subordinated Debt, then Subordinate Creditor shall (and hereby does) authorize and direct all such Obligors and any trustee in bankruptcy, receiver, administrator, conservator or other custodian for such Obligor or any part of its property to pay or deliver such amounts directly to Administrative Agent for the benefit of itself and Lenders, unless and until such time as there is Payment in Full of the Superior Debt.

7. Authority to Act for Subordinate Creditor. Until Payment In Full of the Superior Debt, Administrative Agent shall have the right to act as Subordinate Creditor’s attorney-in-fact for the purposes specified in this paragraph and Subordinate Creditor hereby irrevocably appoints Administrative Agent Subordinate Creditor’s true and lawful attorney, with full power of substitution, in the name of Subordinate Creditor or in the name of Administrative Agent, for the use and benefit of Administrative Agent, without notice to Subordinate Creditor or any of Subordinate Creditor’s representatives, successors or assigns, to perform the following acts, at Administrative Agent’s option, at any meeting of creditors of an Obligor or in connection with any Insolvency Proceeding:

(a) if Subordinate Creditor fails to file claims and proofs of claim in any Insolvency Proceeding at least 20 days prior to the date provided to file such claim in such Insolvency Proceeding, to file such claims and proofs of claim; and

(b) if Subordinate Creditor fails to vote a claim at least 20 days prior to the date provided to vote such claim, in any Insolvency Proceeding, to vote claims comprising the Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension in any Insolvency Proceeding.

In no event shall any Agent or any Lender be liable to Subordinate Creditor for any failure to prove the Subordinated Debt, to exercise any right with respect thereto or to collect any sums payable thereon.

8. Certain Waivers and Consents. Each of Debtor and Subordinate Creditor hereby waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by Administrative Agent. To the fullest extent permitted by law, each of Debtor and Subordinate Creditor hereby further waives: (i) presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment or nonpayment and any and all other notices and demands of any kind in connection with all negotiable instruments evidencing all or any portion

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of the Superior Debt or the Subordinated Debt to which Debtor or Subordinate Creditor may be a party; (ii) the right to require any Agent or any Lender to marshal any securities, or to enforce any security interest or lien that any Agent or any Lender may now or hereafter have in any Collateral securing the Superior Debt or to pursue any claim it may have against Debtor, as a condition to Agents’ or Lenders’ entitlement to receive any payment on account of the Subordinated Debt under the circumstances and to the extent expressly provided in Section 2(b) above; (iii) notice of the acceptance of this Agreement by Administrative Agent; (iv) notice of any loans made under, extensions granted, amendments to the Credit Agreement or the other Credit Documents or other action taken in reliance hereon; and (v) all other demands and notices of every kind in connection with this Agreement, the Superior Debt or the Subordinated Debt. Subordinate Creditor hereby consents and agrees that Administrative Agent may, without in any manner impairing, releasing or otherwise affecting the subordination provided for in this Agreement or any of Administrative Agent’s rights hereunder and without prior notice to or the consent of Subordinate Creditor: (i) release, renew, extend, compromise, postpone the time of payment of or increase the amount or rate of interest applicable to any of the Superior Debt; (ii) substitute, exchange or release any or all of the Collateral or decline or neglect to perfect Administrative Agent’s security interest in any of the Collateral; (iii) add or release any Person primarily or secondarily liable for any of the Superior Debt; (iv) amend, modify, renew or extend any of the Credit Documents or waive or grant forbearances with respect to any Event of Default thereunder; and (v) increase or decrease the amount of the Superior Debt or the rate of interest or the amount of any other charges payable in connection therewith.

9. Subrogation. Provided that Agents and Lenders have received Payment In Full of the Superior Debt and the Credit Agreement and all Commitments have been terminated, Subordinate Creditor shall be subrogated (without any representation by or recourse to Agents or Lenders) to the rights of Administrative Agent and Lenders to receive payments or distributions of cash, property or securities payable or distributable on account of the Superior Debt, to the extent of all payments and distributions paid over to or for the benefit of Agents and Lenders pursuant to this Agreement on account of the Subordinated Debt. In no event, however, shall Subordinate Creditor have any rights or claims against any Agent or any Lender for any alleged impairment of Subordinate Creditor’s subrogation rights, Subordinate Creditor acknowledging that any actions taken by any Agent or any Lender with respect to the Superior Debt or the Collateral are authorized and consented to by Subordinate Creditor.

10. Statement of Account. Debtor and Subordinate Creditor agree to render to Administrative Agent from time to time upon Administrative Agent’s request therefor a statement of Debtor’s account with Subordinate Creditor and to afford Administrative Agent access to the relevant books and records of Subordinate Creditor and Debtor in order that Administrative Agent may make a full examination of the state of accounts of Debtor with Subordinate Creditor.

11. Validity of Subordinated Debt. The provisions of this Agreement subordinating the Subordinated Debt are solely for the purpose of defining the relative rights of Agents and Lenders, and Subordinate Creditor and shall not impair, as between Subordinate Creditor and Debtor, the obligation of Debtor, which is unconditional and absolute, to pay the Subordinated Debt in accordance with its terms except as payment thereof may be postponed in accordance with this Agreement.

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12. Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof or give rise to an estoppel, nor be construed as an agreement to modify the terms of this Agreement, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver by any party hereunder shall be effective unless it is in writing and signed by the party making such waiver, and then only to the extent specifically stated in such writing.

13. Duration. This Agreement shall become effective when executed by Debtor and Subordinate Creditor and accepted by Administrative Agent in [Atlanta, Georgia], and, when so accepted, shall constitute a continuing agreement of subordination, and shall remain in effect until Payment In Full of all of the Superior Debt and all instruments and agreements at any time evidencing or securing the whole or any part of the Superior Debt, including the Credit Agreement, have been terminated in accordance with their terms. Agents and Lenders may, without notice to Subordinate Creditor, extend or continue credit and make other financial accommodations to or for the account of Debtor under or pursuant to the Credit Agreement in reliance upon this Agreement. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment of any Superior Debt is rescinded or otherwise must be returned by Agents or Lenders upon or in connection with any Insolvency Proceeding of Debtor, or otherwise, all as if any such payment had not been made.

14. Default and Enforcement. If an Event of Default shall occur or exist, the Administrative Agent shall be entitled to exercise any rights or remedies set forth in any of the Credit Documents or under Applicable Law. At any time Subordinate Creditor fails to comply with any provision of this Agreement that is applicable to Subordinate Creditor, Administrative Agent may demand specific performance of this Agreement, whether or not Debtor has complied with this Agreement, and may exercise any other remedy available at law or equity. Without limiting the generality of the foregoing, if Subordinate Creditor, in violation of this Agreement, shall institute or participate in any action, suit or proceeding against Debtor, Debtor may interpose as a defense or dilatory plea this Agreement and Administrative Agent is irrevocably authorized to intervene and to interpose such defense or plea in its or Debtor’s names. If Subordinate Creditor attempts to enforce or realize upon any security for the Subordinated Debt in violation of this Agreement, Debtor or Administrative Agent (in Debtor’s or Administrative Agent’s name) may by virtue of this Agreement restrain such realization or enforcement.

15. Litigation; Jurisdiction and Venue. Subordinate Creditor and Debtor hereby irrevocably consent to the jurisdiction of the courts of the State of Georgia and of any federal court located in the State of Georgia, in connection with any action or proceeding arising out of or relating to this Agreement. In any such litigation, Subordinate Creditor and Debtor waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail direct to Subordinate Creditor and Debtor at their respective places of business set forth in paragraph 16 hereof. Within thirty (30) days after such mailing, Subordinate Creditor and Debtor so served shall appear and answer to such summons, complaint or other process. In the alternative, in its sole discretion, Administrative Agent may effect service upon either Subordinate Creditor or Debtor in any other form or manner permitted by law. The

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choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction, or the commencement by Administrative Agent, in its sole discretion, of any action or suit in any jurisdiction where any Collateral may be found to repossess or foreclose upon any such Collateral.

16. Notices. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, or when received by telecopy at the office of the noticed party or on the third Business Day after deposit in the United States mails, postage prepaid, addressed as set forth below:

(a)	If to Administrative Agent:

Bank of America, N.A., as Administrative Agent

300 Galleria Parkway, Suite 800

Atlanta, Georgia 30339

Attention: Loan Administration

Telecopy: (770) 859-2483

(b)	If to Subordinate Creditor:

Preussag North America, Inc.

c/o TUI AG

Karl-Wiechert-Allee 4

30625 Hannover

Germany

Attention: Wilhelm Gabel

Telecopy: +49 (0) 511 566-1748

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Peter D. Lyons, Esq.

Telecopy: (212) 848-7179

(c)	If to Debtor:

Travel Holding Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: Eva M. Kalawski, Esq.

Telecopy: (310) 712-1863

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with a copy to:

Bingham McCutchen LLP

Plaza Tower

600 Anton Boulevard, 18th Floor

Costa Mesa, CA 92626-1924

Attention: James W. Loss, Esq.

Telecopy: (714) 830-0726

Any addressee may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice. Notice given in any other manner shall nevertheless be effective as to the noticed party on the date actually received by such noticed party.

17. Administrative Agent’s Duties Limited. The rights granted to Administrative Agent in this Agreement are solely for its protection and nothing herein contained imposes on Administrative Agent any duties with respect to any property either of Debtor or of Subordinate Creditor heretofore or hereafter received by Administrative Agent beyond reasonable care in the custody and preservation of such property while in Administrative Agent’s possession. Administrative Agent has no duty to preserve rights against prior parties on any instrument or chattel paper received from Debtor or Subordinate Creditor as collateral security for the Superior Debt or any portion thereof.

18. Amendments to Credit Documents. Whether or not Debtor has agreed with Subordinate Creditor not to enter into any amendments to the Credit Documents without notice to or the consent of Subordinate Creditor, Debtor, Agents and Lenders may amend or modify the Credit Documents at any time and in any manner and such amendments or modifications shall be effective notwithstanding Debtor’s failure to give notice thereof to Subordinate Creditor or to obtain Subordinate Creditor’s consent thereto and Subordinate Creditor shall have no claim or cause of action against Agents or Lenders by reason of Debtor’s failure to give such notice or obtain such consent even if Agents or Lenders are aware of such failure.

19. Authority. Each of Debtor and Subordinate Creditor represent and warrant that it has authority to enter into this Agreement and that the Person signing for them is authorized and directed to do so.

20. Entire Agreement. This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, whether express or implied, oral or written. If and to the extent the terms hereof are inconsistent with any subordination provisions contained in the Secured Subordinated Note, the terms of this Agreement shall govern and control. Neither this Agreement nor any portion or provision hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by Administrative Agent, Debtor and Subordinate Creditor.

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21. Additional Documentation. Debtor and Subordinate Creditor shall execute and deliver to Administrative Agent such further instruments and shall take such further action as Administrative Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

22. Expenses. Debtor agrees to pay Administrative Agent, on demand, all expenses, including reasonable attorneys’ fees, that Administrative Agent may incur in enforcing any of Administrative Agent’s rights under this Agreement.

23. Successors and Assigns. This Agreement shall inure to the benefit of Agents and Lenders and their successors and assigns, and shall be binding upon Debtor and Subordinate Creditor and their respective successors and assigns. Without limiting the generality of the foregoing sentence, any Person whose loans or advances to Debtor hereafter are used to refinance and pay indefeasibly in full the Superior Debt shall be deemed (unless otherwise elected by such Person) for all purposes hereof to be the successor to Administrative Agent and Lenders, and from and after the date of any such refinancing and satisfaction in full of the Superior Debt, such Person shall be deemed (unless otherwise elected by such Person) a party hereto in the place and stead of Administrative Agent and Lenders as if such Person had been the original signatory hereto, and all loans, advances, liabilities, debit balances, covenants and duties at any time or times owed by Debtor to such successor to Administrative Agent and Lenders, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed (unless otherwise elected by such Person) for all purposes hereunder to constitute and be Superior Debt. The terms “Debtor” and “Subordinate Creditor” as used in this Agreement shall include the individuals, firms or corporations named herein as Debtor or Subordinate Creditor and (a) any successor individual, firm or corporation to which all or substantially all of the business or assets of either of them shall have been transferred; (b) in the case of a partnership, any new partnership which shall have been created by reason of the admission of any new partner therein or the dissolution of the then existing partnership; and (c) in the case of a corporation, any other corporation into or with which any of the corporate Debtor or corporate Subordinate Creditor shall have been merged, consolidated, reorganized or absorbed.

24. Defects Waived. This Agreement is effective notwithstanding any defect in the validity or enforceability of any instrument or document at any time evidencing or securing the whole or any part of the Superior Debt.

25. Governing Law. The validity, construction and enforcement of this Agreement shall be governed by the internal laws of the State of Georgia.

26. Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

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27. Execution in Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. In proving this Agreement in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

28. Jury Trial Waiver. In the event of any litigation with respect to any matter concerned with this Agreement or the Superior Debt, Subordinate Creditor, Debtor and Administrative Agent each hereby waives all rights to a trial by jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, sealed and delivered on the day and year first above written.

PREUSSAG NORTH AMERICA, INC.

By:
Name:
Title:

TRAVEL HOLDING CORPORATION

By:
Name:
Title:

ACCEPTED in [ATLANTA, Georgia]:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

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ANNEX B

EXHIBIT A

[Debtor to attach copy of Secured Subordinated Note.]

ANNEX C

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of [    ], 2006 (this “Agreement”), between PNA GROUP, INC., a Delaware corporation (“SP”), and PREUSSAG NORTH AMERICA, INC., a New York corporation (“SR”).

W I T N E S S E T H:

WHEREAS, Travel Holding Corporation, a Delaware corporation (“Purchaser”), Travel Merger Corporation, a Delaware corporation (“Merger Sub”), SP and SR have entered into an Agreement and Plan of Merger, dated as of February 14, 2006, (the “Merger Agreement”; all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), pursuant to which SP agreed to merge with and into Merger Sub, with SP being the surviving corporation, all as more particularly set forth in the Merger Agreement;

WHEREAS, the Merger Agreement contemplates that the parties will enter into this Agreement;

WHEREAS, pursuant to this Agreement, SP will provide to SR and its subsidiaries certain accounting and financial services, regulatory services and other administration and assistance, all as more particularly set forth herein;

WHEREAS, SP is willing to provide, or cause to be provided, such services to SR on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, SP and SR hereby agree as follows:

1. Provision of Transition Services; Reimbursement of Expenses. (a) SP agrees to provide, or cause to be provided (upon the written request of the SR entity for which such services will be provided identifying in reasonable detail the specifics of each Line Item of Service to be performed by SP) to SR and its subsidiaries for the periods set forth opposite each line item of service on Exhibit A hereto (provided that Michael Smit may attend a hearing on April 4, 2006 regarding the Noell, Inc. litigation (the “Litigation”) (such attendance to be a “Line Item of Service” as defined below); provided, however, that (i) Mr. Smit will only attend such hearing in an administrative capacity and will not render any legal advice at or prior to such hearing to SR or TUI AG (“TUI”), their affiliates, counsel or advisors, (ii) SP will be compensated for Mr. Smit’s time in connection therewith at a rate of $225 per hour and (iii) TUI and SR will hold harmless Platinum Equity, Purchaser, their Affiliates and Mr. Smit from any liability in connection with the Litigation or Mr. Smit’s actions related thereto) unless otherwise specified herein or on Exhibit A hereto (the “Term”), each line item of service set forth on Exhibit A hereto (each such item, a “Line Item of Service”, and, collectively, all services provided hereunder being the “Transition Services”). SP agrees that the employee or employees of SP listed on Exhibit A hereto shall provide each Line Item of Service to SR, as set forth on Exhibit A hereto; provided, however, that SP shall not be required to provide any Line Item of Service to the extent any such employee is no longer employed by SP or if doing so would, in the reasonable judgment of SP exercised in good faith, constitute a conflict of interest with any such employee’s employment with SP. SP shall provide, or cause to be provided, the Transition Services pursuant to this Agreement in a commercially reasonable manner consistent with the manner and level of care with which such services were previously conducted by SP provided that the provision of the Transition Services shall (i) only be made to the extent provided prior to the Merger and (ii) not materially impair the ability of any employee of SP to fulfill the obligations of his employment with SP. In addition, the level and scope of resources, including personnel, utilized by SP to provide the Transition Services shall not be materially greater than those that were utilized immediately prior to the Closing Date. During the Term, SP shall assist SR in the transfer of responsibility for the Transition Services to SR and SR shall use all commercially reasonable efforts to assume the responsibility for the Transition Services and to terminate its need for the Transition Services as promptly as practicable.

(b) Each SR entity shall reimburse each SP entity promptly upon the receipt by that SR entity of a reasonably detailed written invoice from the SP entity providing the particular Transition Services for each Line Item of Service rendered hereunder. Each SR entity shall reimburse the billing SP entity, in accordance with the rates set forth on Exhibit A hereto, for each Line Item of Service. All invoices sent by an SP entity hereunder shall be sent to the SR entity for which a particular Line Item of Service has been requested. Any payments pursuant to this Agreement shall be made in the currency of the billing SP entity, within thirty (30) days after the date of receipt by each SR entity of SP’s invoice. In the event that SR fails to pay any amount when due under this Agreement within thirty (30) days after written notice that such payment is due, SP shall have the right to terminate this Agreement without penalty to SP and without prejudice to any other rights and remedies of SP hereunder.

(c) Subject to its obligations to make payments pursuant to this Agreement for services previously rendered, SR, or any appropriate SR entity, may terminate any or all Line Items of Service, either in whole or in part, under this Agreement upon five (5) Business Days’ written notice.

(d) With respect to a particular Line Item of Service, SP, or any appropriate SP entity, shall be responsible for selecting the employees who will perform any particular Line Item of Service and administering such employees, i.e., setting such employees’ hours of work, establishing compensation structure, work load balancing, etc., subject to paragraph 1(a) of this Agreement. With SP’s prior consent, SR, or any appropriate SR entity, shall have the right to assist SP, or any appropriate SP entity, in directing the employees assigned to perform specific Line Items of Service with respect to the substance of their work and for determining authorization levels governing each particular Line Item of Service and funds of SR that employees will have the right to commit to each Line Item of Service.

(e) SP shall, and shall cause its employees to, observe and comply in all material respects with any and all Laws bearing on the performance of the Transition Services, including but not limited to (as applicable), the Occupational Safety & Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans with Disability Act and Executive Order 11246, as amended (including Equal Opportunity and Nondiscrimination provisions thereof), FIFRA and all Environmental Laws pertinent to the performance of the Transition Services.

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(f) SR agrees to indemnify SP and its affiliates, officers, directors, employees, agents, successors and assigns for and hold them harmless from any liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) incurred by them arising out of the provision by SP or any of its affiliates of Transition Services, except where such liabilities, losses, damages, costs and expenses arise out of the gross negligence, willful misconduct or bad faith of, or the violation of any Law by, any of such persons, or out of the willful breach of any of SP’s obligations under this Agreement, in any such case, acting at the direction of SP.

2. Force Majeure. The obligations of SP or SR (other than payment obligations) shall be suspended during the period and to the extent that SP or SR, as the case may be, is prevented or hindered from complying therewith by any of the following causes beyond its reasonable control: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) governmental laws, orders or restrictions, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any regulatory authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. In such event, the party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

3. Confidentiality. Each of SP and SR hereby acknowledges that such party’s confidential information (the “Information”) may be exposed to the other parties’ employees and agents as a result of the activities contemplated by this Agreement. Each party agrees that such party’s obligation to keep confidential the other parties’ Information shall be governed by Section 5.03 of the Merger Agreement. Section 5.03 of the Merger Agreement is incorporated herein by reference.

4. Independent Contractor. SP shall act as an independent contractor and not as the agent of SR in performing the Transition Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of SP performing Transition Services shall be considered an employee of SR or any of its affiliates until such time, if ever, as they accept SR’s offer of employment. Furthermore, SP shall not subcontract any of the Transition Services without the prior written approval of SR.

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5. Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(i)	if to the SR:

Preussag North America, Inc.

c/o TUI AG

Karl-Wiechert-Allee 4

30625 Hannover

Germany

Telecopy: +49 (0) 511 566-1996

Attention: Dieter Brettschneider

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Telecopy: (212) 848-7179

Attention: Peter D. Lyons, Esq.

(ii)	if to the SP:

Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Telecopy: (310) 712-1863

Attention: Eva M. Kalawski, Esq.

All notices hereunder shall be deemed to have been duly given: when received if personally delivered; when transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested

6. Public Announcements. Neither party to this Agreement shall make, or cause to be made, prior to the Merger any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or the Merger Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding anything stated in above, after the initial announcement each party may issue further press releases, tombstones and similar announcements without the consent of the other party provided such announcement is consistent with the information contained in the initial announcement.

7. Severability. If any term or other provision of this Agreement is finally declared to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced,

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the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8. Entire Agreement. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the final and entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of SR and SP (which consent may be granted or withheld in the sole discretion of SR or SP), as the case may be. Notwithstanding the foregoing, SP may, without the consent of SR and before the Merger Effective Time, assign all or a part of its rights and obligations under this Agreement to any other person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an affiliate of Platinum Equity, LLC is the general partner and, whether before or after the Merger Effective Time (i) make a collateral assignment of any rights or benefits hereunder to any lender; or (ii) assign all of its rights, interests or obligations hereunder in their entirety in connection with any sale of SP or all or substantially all of the assets of SP; provided, however, that such assignment shall not relieve SP of its obligations hereunder or under the Merger Agreement or any of the Ancillary Agreements.

10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, SR and SP or (b) by a waiver in accordance with Section 11.

11. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their Affiliates and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Section 1(f) relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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13. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York.

15. Arbitration. Any and all disputes, controversies or claims arising out of or relating in any way to this Agreement, the breach, termination, invalidity or interpretation hereof or the transactions contemplated hereby shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The number of arbitrators shall be one who shall be appointed in accordance with the Rules. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

16. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PNA GROUP, INC.

By:
Name:
Title:

PREUSSAG NORTH AMERICA, INC.

By:
Name:
Title:

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